Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 18th day of December, 2009, by and among (i) ManTech International Corporation, a Delaware corporation (the “Buyer”), (ii) Sensor Technologies Incorporated, a New Jersey corporation (the “Company”), (iii) each of the undersigned holders of the Company’s Common Stock (individually, a “Seller” and collectively, the “Sellers”), and (iv) Michael Gualario, in his capacity as the Sellers’ Representative. Each Person named in (ii) and (iii) above is referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.” The Buyer, the Company, the Sellers and the Sellers’ Representative are referred to herein individually as a “Party” and collectively as the “Parties.” The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of the Company; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Sellers and the Sellers desire to sell to the Buyer all of the issued and outstanding capital stock and other equity securities of the Company (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Stock Purchase. On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 1.2, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, the shares of capital stock of the Company owned by such Sellers, free and clear of all Encumbrances, other than restrictions of general applicability imposed by federal or state securities laws, which shares collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding shares of the capital stock of the Company.

1.2 Purchase Price. The purchase price for the Shares shall be Two Hundred Forty-Two Million Dollars ($242,000,000), subject to the terms and conditions set forth herein, including, without limitation, the Purchase Price adjustments contemplated by Section 1.4 (the “Purchase Price”). The Purchase Price less the amount to be escrowed pursuant to Section 1.3 hereof (the “Closing Payment”) shall be paid by the Buyer to the Sellers at the Closing in cash by the delivery to the Sellers of immediately available funds in the respective ownership percentages set forth on Schedule 1.2 next to each Seller’s name.

1.3 Escrow. On the Closing Date, the Sellers’ Representative, the Buyer and TD Bank, N.A. (the “Escrow Agent”), shall enter into an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Buyer shall withhold Twenty-Four Million Two Hundred Thousand Dollars ($24,200,000) (the “Escrow Amount”) from the Purchase Price and deposit such amount into one or more interest-bearing escrow accounts pursuant to the terms of the Escrow Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Escrow Funds will secure the payment of (a) the Purchase Price adjustments, if any, pursuant to Section 1.4 and (b) the indemnity obligations of the Sellers pursuant to Article IX. The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent.

1.4 Purchase Price Adjustments.

(a) Three (3) Business Days prior to the anticipated Closing Date, the Company shall finalize an Estimated Working Capital Statement, which shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld, conditioned or delayed. The Closing Payment to be paid at the Closing shall be reduced by the following amounts, if any, as set forth on the Estimated Working Capital Statement: (i) the amount of any Indebtedness for Borrowed Money and (ii) the amount of any Transaction Costs. The Closing Payment to be paid at Closing shall also be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any. Such adjustments shall be referred to herein collectively as the “Estimated Adjustment.” The Estimated Adjustment shall be determined without regard to the limitations set forth in Section 9.3 hereof.

(b) At least two (2) Business Days prior to the anticipated Closing Date, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c) Within one hundred twenty (120) days following the Closing Date, the Buyer shall furnish the Sellers’ Representative with a statement that shall set forth the Indebtedness for Borrowed Money, the Transaction Costs and the Closing Working Capital (the “Closing Working Capital Statement”), and a schedule based upon the Closing Working Capital Statement setting forth any adjustments to the Estimated Adjustment based on variances as between the Estimated Working Capital and the Closing Working Capital (collectively, the “Closing Adjustment”). The Sellers’ Representative shall assist the Buyer in the preparation of the Closing Working Capital Statement if reasonably requested by the Buyer and the Buyer shall promptly respond to any reasonable requests for information from the Sellers’ Representative regarding the preparation of the Closing Working Capital Statement. The Parties acknowledge that the sole purpose of the determination of Closing Working Capital is to adjust the Purchase Price so as to reflect the difference, if any, between the Estimated Adjustment and the Closing Adjustment for purposes of this Section 1.4.

(d) The Sellers’ Representative shall have a period of thirty (30) days after receipt of the Closing Working Capital Statement and Closing Adjustment to notify the Buyer of its election to accept or reject the Closing Working Capital Statement and/or the Closing Adjustment. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event no notice is received by the Buyer during such thirty (30) day period, the Closing Working Capital Statement and the Closing Adjustment shall be deemed accepted by the Sellers’ Representative and final and binding on the Parties hereto for purposes of this Section 1.4. In the event that the Sellers’ Representative shall timely reject the Closing Working Capital Statement and/or the Closing Adjustment, the Buyer and the Sellers’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Sellers’ Representative shall reject the Closing Working Capital Statement and/or Closing Adjustment), attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto for purposes of this Section 1.4.

(e) In the event the Sellers’ Representative and the Buyer shall be unable to agree upon a joint determination of the Closing Adjustment within one hundred eighty (180) days from the Closing Date, then within one hundred ninety (190) days from the Closing Date, the Buyer and the Sellers’ Representative shall submit the dispute to the Accounting Firm. The Buyer and the Sellers’ Representative shall furnish to the Accounting Firm such work papers and other documents and information related to the disputed issues as the Accounting Firm may request and are available to that Party (or its independent accountant), and each Party shall be afforded the opportunity to present to the Accounting Firm any materials related to such issues and to discuss the same with the Accounting Firm. The Buyer and the Sellers’ Representative shall request that the Accounting Firm render its determination prior to the expiration of two hundred forty (240) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto for purposes of this Section 1.4. The obligation to pay the fees and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and/or the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. The Accounting Firm may consider only those items and amounts comprising the Closing Adjustment that are in dispute, and shall make no other determination.

(f) If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Buyer’s favor, the Buyer and the Sellers’ Representative shall within two (2) Business Days after such determination execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the amount thereof, together with interest accrued thereon from the Closing Date to the date of payment at an annual rate equal to the Prime Rate, to the Buyer in accordance with the Escrow Agreement. If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Sellers’ favor, the amount thereof shall be paid, together with interest accrued thereon from the Closing Date to the date of payment at an annual rate equal to the Prime Rate, as an adjustment to the Purchase Price by the Buyer to the Sellers by wire transfer of immediately available funds within seven (7) days after such determination.

(g) Notwithstanding any other provision of this Agreement to the contrary and except for disputes based upon claims of fraud, this Section 1.4 shall constitute the sole remedy of the Parties with respect to any dispute regarding the computation of the Closing Working Capital Statement, the Purchase Price adjustments or the amounts thereof. For purposes of clarification, subject to Section 9.3(j), the limitation set forth in the preceding sentence shall in no way restrict the Buyer’s ability to obtain a remedy for any breach of any of the representations and warranties set forth in Article III.

1.5 Cash Retention. Prior to the finalization of the Estimated Working Capital Statement, the Company shall comply with the restrictions set forth in Section 6.2(l); provided, however,

that the Company shall be entitled to declare and pay cash dividends to the Sellers to the extent required to enable Sellers to pay Federal, state and/or local income Taxes that result from net income of the Company (or reasonable estimates thereof) being passed through to the Sellers. From and after the finalization of the Estimated Working Capital Statement and until the later of (x) the close of business on the day preceding the Closing Date and (y) the finalization of the Estimated Working Capital Statement, the Company shall be entitled to declare and pay cash dividends to the Sellers, but only to the extent that the such dividends do not cause the Target Working Capital to exceed the Estimated Working Capital.

1.6 Senior Executive Employment Agreements. Upon the execution and delivery of this Agreement, the forms of employment agreements between the Buyer and the Sellers attached hereto as Exhibits B-1 and B-2 (each, an “Executive Employment Agreement”) shall be final and complete in all respects. At the Closing, each of Buyer, the Company and the Sellers shall execute and deliver the Executive Employment Agreement(s) to which it or he, as applicable, is to be a party to the other parties thereto.

ARTICLE II

CLOSING

2.1 Time and Place of the Closing. The Closing shall take place at the offices of Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, Virginia, as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at Closing) and in any event within three (3) Business Days thereafter, or on such other date as the Buyer and the Sellers’ Representative may mutually determine. The Closing shall be deemed to have occurred and become effective at 11:59 p.m. (local time) on the Closing Date. The Parties may participate in the Closing remotely by the use of telephone, email and facsimile transmission.

2.2 Deliveries. At the time of the Closing, (a) each of the Seller Parties shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.7 below, and (b) the Buyer shall (i) deliver to the Sellers the Closing Payment, as adjusted pursuant to Section 1.4(a) above, (ii) deposit the Escrow Amount with the Escrow Agent, (iii) repay or cause to be repaid on behalf of the Company (A) the Indebtedness for Borrowed Money in the amounts and to the payees set forth in the Payoff Letters and (B) the Transaction Costs, and (iv) deliver to the Sellers the certificates, instruments and documents referred to in Section 8.5 below.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer as provided in this Article III:

3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and the Company is qualified or registered to do business and in good standing in each other jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure so to qualify would not have a Material Adverse Effect on the Company. All such jurisdictions in which the Company is qualified are set forth on Schedule 3.1(a). The Company has full corporate power and authority necessary to own and operate its properties, to conduct its business as now conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound. The copies of the Company’s Certificate of Incorporation and Bylaws, which have been furnished to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. There have been no meetings or other proceedings or actions of the shareholders of the Company or the board of directors of the Company that are not fully reflected in the minute books and other records of the Company. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or any resolution adopted by the Company’s shareholders or board of directors. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1(b).

3.2 Authority for Agreement. The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company and the shareholders of the Company have unanimously authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

3.3 No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or Bylaws of the Company or any resolution adopted by the board of directors of the Company or shareholders of the Company, or (y) any Contract to which the Company is a party or by which it or its assets are bound, or (z) any Law or other legal requirement of any Government Authority applicable to the Company; (ii) give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Contract, or cancel, terminate or modify any Contract, (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the

Company or that otherwise is used in, necessary for or relates to the Company’s business or to any of the assets owned or used by the Company; or (v) result in the creation or imposition of any Encumbrance or restriction in favor of any Person upon the Shares or any of the properties or assets of the Company, other than, with respect to such properties or assets, any Permitted Encumbrance. Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision in any Contract or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby nor the consummation by the Company of the transactions contemplated hereby or thereby.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of Ten Thousand (10,000) shares of Company Common Stock, which consists of (i) Seven Thousand Five Hundred (7,500) shares, zero par value per share, of Series A Voting Common Stock, and (ii) Two Thousand Five Hundred (2,500) shares, zero par value per share, of Series A Non-Voting Common Stock. Nine Thousand (9,000) of the shares of Company Common Stock are issued and outstanding, consisting of Six Thousand Seven Hundred Fifty (6,750) shares of Series A Voting Common Stock and Two Thousand Two Hundred Fifty (2,250) shares of Series A Non-Voting Common Stock. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. Schedule 3.4(a) sets forth the names of the Company’s shareholders, the addresses of the Company’s shareholders and the class and number of shares of Company Common Stock owned of record and beneficially by each such shareholder. The stock ledger or stock records of the Company accurately and completely reflect all transactions involving the capital stock and other equity securities of the Company.

(b) Except as set forth on Schedule 3.4(b), there are no outstanding arrangements, agreements or commitments of any kind relating to the issuance, purchase, sale, redemption, repurchase or transfer of the shares of Company Common Stock (other than this Agreement and the outstanding options granted under the Company Option Plan, as defined below). Except as set forth on Schedule 3.4(b), there are no outstanding arrangements, agreements or commitments of any kind relating to the voting of the Company Common Stock.

(c) Except as set forth on Schedule 3.4(c), there are no options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem securities of the Company. Schedule 3.4(c) sets forth the number of shares of Company Common Stock reserved for issuance in connection with the exercise of outstanding options granted under the stock option plan described therein (the “Company Option Plan”). A true and complete copy of the Company Option Plan (including the form of stock option agreement thereunder) has been made available to the Buyer. All necessary approvals for the Company Option Plan have been obtained. Schedule 3.4(c) also sets forth a true, accurate and complete list of any and all options to purchase or acquire shares of Company Common Stock that have at any time been issued, granted or promised to any Person by the Company (or by any current or former officer or director of the Company), whether in writing or orally, regardless of whether such options are outstanding as of the date hereof, and whether under the Company Option Plan or otherwise, including the names of the Option Holders, the date of issuance, the exercise price

(indicating any split or other adjustment thereto), the number and class of shares issuable upon exercise thereof, the vesting terms, any other material terms or conditions (whether written or oral) under which such options were issued or granted, whether such options were intended to qualify as incentive stock options or otherwise and the expiration date(s) thereof. Except as may otherwise be set forth on Schedule 3.4(c), there are no (i) securities of the Company reserved for issuance for any purpose other than those reserved for possible issuance under the Company Option Plan, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted; (iii) shareholders’ agreements with respect to the voting or transfer of the capital stock of the Company, whether written or oral, among any current or former shareholders of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) statutory or preemptive rights, rights of first refusal or similar rights with respect to the Company Common Stock.

(d) All shares of Company Common Stock have been issued in compliance with (i) all applicable federal and state securities laws and other applicable Laws, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (x) the applicable provisions of the corporate law of the Company’s state of incorporation and all other applicable Laws, and (y) any requirements set forth in applicable contracts. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(e) The Company has no direct or indirect debt, equity or other investment or proprietary interest in any Person or any joint venture (either pursuant to a written Contract or a Contract in the process of being negotiated), other than (x) as advances or other similar extensions of credit or debt created in the ordinary course of business and (y) joint ventures, strategic alliances and teaming agreements entered into in the ordinary course of business. The Company has no commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated), other than advances to employees for business travel and related expenses in the ordinary course of business.

3.5 Financial Statements.

(a) Schedule 3.5(a) includes true, complete and correct copies of the (i) Year-End Financials and (ii) Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), presents fairly in all material respects the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, except as otherwise indicated therein. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. Except as disclosed therein or in Schedule 3.5(a), there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any material write-up or revaluation increasing the book value of any assets. There have been no material transactions involving the business of the Company which properly should have been set forth in the Financial Statements and which have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company. Except as set forth on Schedule 3.5(a), since December 31, 2004, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to the Buyer copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company in connection therewith.

(b) Except as set forth in Schedule 3.5(b)(i), (i) all existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (ii) all such receivables are current and will be collected in full, without any counterclaim or set off, within 270 days after the Closing Date (or, in the case of receivables owed under Government Contracts, within such longer period reasonably required to collect such amounts in the ordinary course of business, provided that such receivables are not related to any claims or disputes that reasonably would impair collection and are reasonably collectible). Except as disclosed on Schedule 3.5(b)(ii), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made by the Company with respect to any such receivables.

(c) Except as set forth on Schedule 3.5(c), (i) to the Company’s Knowledge, since the fiscal year ended December 31, 2008, there has not been any material adverse change in the business relationship of the Company with any of its customers; and (ii) during the last twelve (12) months, no customer of the Company has terminated or, to the Company’s Knowledge, threatened to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise materially and adversely changed the terms and conditions for, the purchase of goods or services from the Company, or, to the Company’s Knowledge, threatened to do so, and to the Company’s Knowledge, there has been no written or oral communication, fact, event or action which exists or has occurred which would reasonably indicate that any material customer of the Company would do so, whether as a result of the transactions contemplated hereby or otherwise.

(d) The Company maintains a system of accounting and internal controls and procedures as are necessary to provide reasonable assurances that: (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the Company’s assets is permitted only in accordance with management’s authorization; (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding the operations of the

Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers. Except as disclosed on Schedule 3.5(d), there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could reasonably be expected to materially and adversely affect the Company’s ability to record, process, summarize and report financial information, and, to the Company’s Knowledge, there is no fraud relating to the activities of the Company that involves management or any Seller.

3.6 Liabilities. Except as disclosed on Schedule 3.6, there are no Liabilities of the Company, other than (a) Liabilities reflected on the Balance Sheet and not previously paid or discharged, (b) Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice or Liabilities incurred in connection with the transactions contemplated hereby and (c) Liabilities not material to the Company. Except as set forth on Schedule 3.6, the Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business.

3.7 Adverse Changes. Except as set forth on Schedule 3.7, since December 31, 2008, (a) except in connection with the transactions contemplated hereby, the Company has operated its business in all material respects in the ordinary course and consistent with past practices, and (b) the Company has not: (i) suffered a Material Adverse Effect; (ii) become subject to any material Liabilities, except Liabilities incurred in the ordinary course of business of the Company or (iii) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach of Section 6.2(a), (b), (c), (j), (n) or (o).

3.8 Employee Benefit Plans.

(a) Schedule 3.8(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate or as to which the Company or any ERISA Affiliate has, or to the Company’s Knowledge could reasonably be expected to have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Benefit Plans”). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Benefit Plan in a manner that would materially affect any current or former employee, director or other service provider of or to the Company or any ERISA Affiliate, except for any amendments required under applicable Laws.

(b) With respect to each of the Benefit Plans, the Company has heretofore delivered to the Buyer true and complete copies of each of the following documents: (i) the Benefit Plan, any related trust agreement or insurance contract, and any other related documents (including all amendments to such Benefit Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Benefit Plan, and all material communications by the Company to its employees relating to such Benefit Plan within the past two years; (iv) the most recent determination letter or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each Benefit Plan that is intended to be qualified under the Code; (v) copies of all nondiscrimination and top-heavy testing reports for the last three plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; (vi) all material communications to or from the IRS or any other Government Authority relating to each Benefit Plan, and (vii) any investment management agreement, administrative services contract or similar agreement in effect as of the date hereof relating to the ongoing administration and investment of any Benefit Plan.

(c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title. No Benefit Plan is subject to Section 412, 430, 431 or 432 of the Code or Title IV or Section 302, 303, 304 or 305 of ERISA. None of the assets of the Company or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and, to the Company’s Knowledge, no condition exists that could reasonably be expected to present a material risk of any such lien arising.

(d) None of the Company, any ERISA Affiliate, any of the Benefit Plans nor any trust created thereunder, nor, to the Company’s Knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any ERISA Affiliate, any of the Benefit Plans or any such trust, could reasonably be expected to, directly or indirectly, be subject to any material civil liability or penalty pursuant to Title I of ERISA, a material tax imposed pursuant to Chapter 43 of the Code, or any other material liability.

(e) All contributions required to have been made under the terms of any Benefit Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Financial Statements.

(f) None of the Benefit Plans is, and neither the Company, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA. Except as set forth on Exhibit 3.8(a), no Benefit Plan is maintained in the name and on behalf of the Company through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(g) Each of the Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and a favorable determination or opinion letter to that effect has been issued by the IRS with respect to each such Benefit Plan, and, to the Company’s Knowledge, except as set forth on Schedule 3.8(g), nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Benefit Plan under Section 401(a) of the Code or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Benefit Plan. Each of the Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor.

(h) There are no claims pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against or involving any Benefit Plan, the assets of any Benefit Plans or against the Company or any ERISA Affiliate with respect to any Benefit Plan which would reasonably be expected to result in a material Liability to the Company. There is no judgment, decree, injunction, rule or order of any Government Authority or arbitrator outstanding against or in favor of any Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the Company’s Knowledge, threatened audits or investigations by any Government Authority involving any Benefit Plan.

(i) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers of or to the Company after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Financial Statements). No Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(j) Each Benefit Plan may be amended or terminated without material liability to the Company, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Benefit Plan. Except as set forth on Schedule 3.8(j), neither the execution of this Agreement or any ancillary agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to the Company becoming entitled to severance or similar benefit, (ii) the payment of, the acceleration of the time of payment or vesting of, an increase in the amount of, or the obligation to fund, any compensation or benefit due to any current or former employee, director or other service provider of or to the Company, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to the Company.

(k) Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Benefit Plan). None of the transactions contemplated by this Agreement or any other ancillary agreement will constitute or result in a violation of Section 409A of the Code. The Company is not a party to, or otherwise obligated under, any Contract, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(l) No Benefit Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(m) None of the Company nor any ERISA Affiliate maintains or contributes to any Benefit Plan subject to any Law other than U.S. federal, state or local Law.

3.9 Employee Matters.

(a) Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company (the “Company Employees”), their respective titles as of the date hereof, the 2008 and 2009 compensation paid or payable to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of termination or severance compensation or damages, (ii) the Company has paid in full to all Company Employees all wages, salaries, commission, bonuses and other compensation due to such employees, including without limitation overtime compensation, and there are no severance payments which are or could become payable by the Company to any such Person under the terms of any written or, to the Company’s Knowledge, oral agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, written, or to the Company’s Knowledge, oral, between the Company and any Company Employees earning in excess of $125,000 per annum (the “Key Employees”), (iv) as of the date hereof, to the Company’s Knowledge, no executive officer or material number of management level or senior technical employees of the Company has or have any plans to terminate his, her or their employment or relationship with the Company and (v) to the Company’s Knowledge, there are no agreements between any Key Employee and any other Person which would restrict, in any manner, such Key Employee’s ability to perform services for the Company or the Buyer following the Closing or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b) The Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and, to the Company’s Knowledge, no campaign to establish such representation is in progress. Except as set forth on Schedule 3.9(b), with respect to the Company, there is no pending or, to the Company’s Knowledge, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other material claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.

(c) Except as set forth on Schedule 3.9(c), the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice material to the Company. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing which is material to the Company. The Company is in compliance with its obligations under the Worker Adjustment and Retraining Notification Act (“WARN”) and similar applicable Laws, and all other notification and bargaining obligations arising under any applicable agreement, statute or otherwise. Except to the extent that any such misclassification would not result in a material Liability to the Company, the Company has properly classified its employees as exempt or nonexempt under the Fair Labor Standards Act (“FLSA”); to the Company’s Knowledge, the Company currently is not under any governmental inquiry regarding FLSA compliance; and the Company is not party to any litigation regarding FLSA compliance, and has no Knowledge that it owes any Company Employees back overtime. Except as set forth on Schedule 3.9(c), no individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

(d) No third party has claimed, or, to the Company’s Knowledge, has reason to assert any material claim that any Person employed by the Company (i) has violated or may be violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Company’s Knowledge, no Person employed by the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.

(e) Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan. Schedule 3.9(e) also lists all Company Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, and whether reinstatement of each Company Employee on a leave of absence is guaranteed by contract or applicable Laws (including, without limitation, the Family and Medical Leave Act).

3.10 Taxes.

(a) The Company has filed (or has had filed on its behalf) on a timely basis (after giving effect to any valid extension) all Tax Returns it is required to have filed, and all such Tax Returns are correct and complete in all material respects, except as set forth in Schedule 3.10(a). The Company has not requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b) Except as set forth on Schedule 3.10(b), all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis or are currently being contested in good faith. There are no Encumbrances for Taxes on any of the assets of the Company, other than Permitted Encumbrances for Taxes not yet due and payable or currently being contested in good faith.

(c) The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. All Persons who have provided services to the Company and have been classified by the Company as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits were properly so classified, except to the extent that any such misclassification would not result in a material Liability to the Company, and the Company has fully and accurately reported in all material respects its compensation on IRS Forms 1099 when required to do so. The Company has complied in all material respects with all sales Tax resale certificate exemption requirements.

(d) No claim has ever been made or, to the Company’s Knowledge, can reasonably be expected to be made by a Taxing Authority in a jurisdiction where the Company does not file currently Tax Returns that it is or may be subject to taxation (including obligations to withhold amounts in respect of any Taxes) by that jurisdiction. The Company has not conducted activities in any jurisdiction which will require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed in the most recently ended preceding taxable period (as reflected on Schedule 3.10(e)) for which Tax or Tax Returns of such type would be due.

(e) Schedule 3.10(e) identifies all Tax Returns that the Company has filed for taxable periods ending after, or transactions occurring after, January 1, 2006 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Taxing Authority, and all income Tax Returns of the Company as to which the statute of limitations for assessment of Taxes has not yet expired. The Company has made available to the Buyer complete and accurate copies of all of the following materials:

(i) all income Tax Returns filed by the Company that relate to taxable periods ending after December 31, 2004;

(ii) all examination reports relating to Taxes or Tax Returns of the Company issued since January 1, 2006 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes;

(iii) all statements of Taxes assessed against or agreed to by the Company or any of its shareholders with respect to the Company since January 1, 2006 that were not shown on Tax Returns filed for the relevant taxable period by the Company or any of its shareholders with respect to the Company before such assessment or agreement;

(iv) all written rulings from, and written agreements with, any Taxing Authority relating to Taxes of the Company or any of its shareholders with respect to the Company that were either received since January 1, 2006 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any of its shareholders with respect to the Company, and any request for issuance of any ruling from a Taxing Authority on behalf of the Company since January 1, 2006 (regardless of whether the requested ruling was issued); and

(v) all elections relating to Taxes of the Company or any of its shareholders with respect to the Company that have been filed by or on behalf of the Company or its shareholders with any Taxing Authority (other than elections which are included in or apparent from the Tax Returns referred to in (i) above) that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any of its shareholders with respect to the Company.

(f) Except as set forth on Schedule 3.10(f), there is no audit or other proceeding presently pending or threatened with regard to any Tax Liability or Tax Return of the Company or any Seller relating to the Company. There are no existing circumstances (including issues raised in audits of prior taxable periods by any Taxing Authority) which, to the Company’s Knowledge, reasonably may be expected to result in the assertion of any material claim by any Taxing Authority that the Company has unsatisfied Tax obligations with respect to any taxable period for which Tax Returns are required to have been filed or Tax is required to have been paid by any Seller Party. Neither the Company nor any Person on behalf of the Company has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company may be held liable. Except as set forth in Schedule 3.10(f), there is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns provided pursuant to Section 3.10(e)).

(g) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law).

(h) The Company is not a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, and the Company has never assumed the Tax Liability of any other Person by Contract. The Company is not nor has it ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company joined, or was required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and the Company does not have nor has it ever had a relationship to any other Person which would cause it to be liable for Tax Liability of such other Person (other than as a payor required to effect Tax withholding from payments to another Person), including, without limitation, Tax payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(i) The Company has not been a United States real property holding corporation within the meaning of Code Section 892(c)(2) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k) The Company has not participated in an international boycott as defined in Code Section 999.

(l) The Company has not made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by the Company which change in method would require the Company to make a positive adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company has not yet filed a Tax Return; and neither is there any application pending with any Taxing Authority requesting permission for the Company to make any change in any accounting method that would require such an adjustment, nor has the Company received any notice that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company that would require such an adjustment.

(m) The Company has not taken any action not in accordance with past practice that would, to the Company’s Knowledge, reasonably be expected to have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. The Company has no deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on the balance sheet included in the Interim Financials, including without limitation, any (i) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (ii) use of the long-term contract method of accounting, or (iii) receipt of any prepaid amount for goods or services on or before the Closing Date.

(n) The Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not otherwise taken steps or conducted business operations that have exposed it to the taxing jurisdiction of a foreign country. The Company is in compliance in all material respects with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(o) Except as set forth on Schedule 3.10(o), no property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iv) used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.

(p) The Company is not a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.

(q) The Company has not, in the past ten (10) years, (i) acquired assets from another Person (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the Company’s federal income Tax basis for the acquired assets was required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such transferring Person; (ii) participated in a reorganization or other transaction to which Section 381 of the Code was applicable; or (iii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by Contract or by operation of Law pursuant to a merger or consolidation or similar transaction.

(r) The Company (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for federal income Tax purposes, and (ii) does not own any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(s) The Company has, at all times since its formation, been a “small business corporation” within the meaning of Section 1361(b) of the Code and has had in effect at all times during its existence a valid election under Section 1362(a) of the Code, and has validly been treated in a similar manner for purposes of the income tax laws of all state and local jurisdictions in which it has been subject to taxation where such treatment is legally available. The Company has never made any election or filing to be treated as a Subchapter C corporation for state or local income Tax purposes.

(t) At all times since its formation, (i) the Company has had only one class of stock outstanding (treating for this purpose all classes of stock having identical rights to current and liquidating distributions as a single class, regardless of differences in voting power), (ii) the Company does not and has not had any outstanding options, including the Company Options, Contracts, indebtedness or other instruments or obligations which could constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and Treasury Regulations Section 1.1361-1(l), (iii) there have been no binding agreements among the Company and its shareholders or other “governing provisions” within the meaning of Treasury Regulations

Section 1.1361-1(l)(2)(i) that caused any of the outstanding capital stock of the Company to have different per share rights to distribution or liquidation proceeds from any other share of then outstanding capital stock, and (iv) all distributions by the Company with respect to its stock described in Section 1368(a) of the Code have been proportional to the ownership of the capital stock of the Company outstanding at the time of each such distribution. No Seller Party has taken or omitted or caused to be taken or omitted to be taken any actions which would cause the Company to cease to be treated prior to the completion of the Closing as a “small business corporation” within the meaning of Section 1361(b) of the Code for federal and applicable state and local income tax purposes.

(u) The Company does not have any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company were sold on the Closing Date at their respective fair market values.

(v) The Company does not know or have reason to believe, after consultation with counsel, that the Buyer’s acquisition of the Company’s capital stock pursuant to this Agreement would not qualify as a “qualified stock purchase” within the meaning of Section 338 of the Code and Treasury Regulations thereunder, as to which an election properly may be made under Section 338(h)(10).

(w) No payment or benefit paid or provided, or to be paid or provided, in connection with the transactions contemplated hereby, to current or former employees, directors or other service providers of or to the Company (including pursuant to this Agreement or any ancillary agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

3.11 Property.

(a) Schedule 3.11(a) sets forth an accurate and complete list of all real property owned or leased by the Company or to which the Company may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered to the Buyer. Except as otherwise disclosed on Schedule 3.11(a), to the Company’s Knowledge, no Person other than the owner of such real property and/or the Company has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company and the other party or parties thereto in accordance with their respective terms.

(b) True, complete and correct copies of all leases of personal property and equipment valued in excess of $200,000 have been delivered to the Buyer. All of the material tangible personal property and equipment of the Company is in good working order and condition in all material respects, ordinary wear and tear excepted. All material tangible personal property and equipment used by the Company is either owned by the Company or leased under an agreement listed on Schedule 3.11(b) or has been furnished to the Company by a Governmental Authority and is listed on Schedule 3.14(a). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company and the other party or parties thereto in accordance with their respective terms.

(c) Except as set forth on Schedule 3.11(c), the Company has good and marketable title to all real property, and all material personal property, equipment and other assets, whether personal, tangible or intangible, that the Company purports to own, including the real property listed on Schedule 3.11(a), the material assets reflected on the Company Balance Sheet that have not been disposed of since the Balance Sheet Date, and the material assets acquired by the Company since the Balance Sheet Date, all of which are free and clear of any and all Encumbrances, except for Permitted Encumbrances. The Company’s assets, taken together, are adequate and sufficient in all material respects for the operation of its business as it is being currently conducted.

(d) All inventory of the Company, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet or on the accounting records of the Company, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in relation to the present circumstances of the Company or the requirements of its business.

3.12 Litigation. Except as set forth on Schedule 3.12, there is no material Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or its assets before any court, agency, authority or arbitration tribunal, and, to the Company’s Knowledge, there are no facts that would reasonably be expected to result in the commencement of such a Proceeding against the Company. Neither the Company nor, to the Company’s Knowledge, any of its officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal.

3.13 Compliance with Laws. The Company has complied at all times in all material respects and is currently in compliance in all material respects with all Laws and other requirements and policies imposed by any Government Authority, including, but not limited to, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended, the Laws under the administration of the Office of Foreign Asset Control, and any and all applicable privacy Laws. Neither the Company, nor any Seller, nor any of the employees, partners, principals, agents or assignees of the Company have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 and -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment. The Company has all material licenses, permits, approvals, qualifications or the like, from any Government Authority or any Person used in, necessary for or related to the conduct of its business as conducted, all such items are in full force and effect and the Company is and has at all times been in material compliance with the terms thereof. Schedule 3.13(a) sets forth all such material licenses and permits held by the Company and designates such licenses and permits which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. To the Company’s Knowledge, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such license or permit. The Company has not received any written notice or citation for any actual or potential noncompliance in any material respect with any of the foregoing in this Section 3.13.

3.14 Government Contract Regulatory Matters.

(a) Government Contracts and Bids. Schedule 3.14(a) lists all: (i) Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received and there is a reasonable likelihood of payment or financial liability greater than $500,000 thereunder (the “Current Government Contracts”); (ii) quotations, bids and proposals for awards of new Government Contracts in excess of $500,000 made by the Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company may yet be made (the “Government Contract Bids”); and (iii) Government Contracts pursuant to which the Company is currently or, to the Company’s Knowledge, is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against the Company (or its successors in interest) in the amount of $500,000 or more by a Governmental Entity, a prime contractor or a higher-tier subcontractor. With respect to each Current Government Contract, Schedule 3.14(a) accurately lists (A) the contract number, (B) the award date and (C) the contract end date. With respect to each such Government Contract Bid, Schedule 3.14(a) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated value based on the proposal, if any. The Company has made available to the Buyer true and complete copies of all Current Government Contracts and Government Contract Bids in the amount of $500,000 or more, including any and all amendments and other modifications thereto requested by Buyer, except in those cases where the Company is obligated by agreement with third parties and/or by law to withhold information which the third party has identified as proprietary and confidential, in which cases the Company has provided (i) express written notice to the Buyer that it is withholding information pursuant to such obligation, and (ii) the Buyer with such information regarding such Government Contracts and Government Contract Bids that the Company is permitted to disclose, and has provided the Buyer with access to true and correct copies of all documentation related thereto requested by the Buyer. All of the Current Government Contracts were, to the Company’s Knowledge, legally awarded, and are binding on the parties thereto and are in full force and effect. The Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not, as of the date of this Agreement, the subject of bid or award protest proceedings, and, to the Company’s Knowledge, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings and no Person has notified the Company that any Government Authority, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including, without limitation, any task order under any Government Contract Bids.

(b) Compliance with Contract Requirements. The Company has fully complied in all material respects with all terms and conditions of each Government Contract and Government Contract Bid to which it is a party, and has performed all obligations required to be performed in all material respects by it thereunder. The Company has complied in all material respects with all statutory and regulatory requirements, including, without limitation, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, any applicable agency-specific acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids. The representations, certifications and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective dates, and the Company has fully complied in all material respects with all such certifications. To the Company’s Knowledge, the Company has not received a substantially adverse or negative government past performance evaluation or rating that could reasonably be expected to materially and adversely affect the evaluation by the Government Authority or other potential customer of the Company’s bids or proposals for future Government Contracts.

(c) Notice of Non-Compliance. With respect to the Current Government Contracts, no Government Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company of any actual or alleged violation or breach in any material respects of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, including, without limitation, the Procurement Integrity Act, the Service Contract Act, the Trade Agreement Act and the Buy American Act.

(d) No Preferential Status Awards. Except as set forth on Schedule 3.14(d), to the Company’s Knowledge none of the Company’s Current Government Contracts or Government Contract Bids were solicited with reference to the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Each representation and/or certification made by the Company that it was a small business concern and/or was qualified for other preferential status in each of its Government Contracts and Government Contract Bids was current and accurate as of its effective date.

(e) Charge Codes. Schedule 3.14(e) lists the Company’s current project charge codes, and with respect to each such charge code, Schedule 3.14(e) accurately lists: (A) the customer’s contract number corresponding to the charge code; (B) the customer’s task order number; (C) the Company’s internal project charge code number; (D) the corresponding project name; (E) the end date; (F) inception to September 30, 2009 funding posted to the Company’s books as of September 30, 2009; (G) inception to September 30, 2009 revenue received (contract to date revenue less accounts receivable aging less unbilled accounts receivable), (H) payments received between October 1, 2009 and November 30, 2009 for work previously performed and billed; and (I) payments due as of November 30, 2009 for work previously performed and billed. Schedule 3.14(e) will indicate which task orders are fixed price task orders.

(f) False Claims, Defective Pricing and Requests for Pricing Reductions. The Company is not party to any litigation that has had or, to the Company’s Knowledge, could reasonably be expected to give rise to, and the Company has taken no action that has had or, to the Company’s Knowledge, could reasonably be expected to give rise to, (i) liability under the False Claims Act, (ii) a claim for a material price adjustment under the Truth in Negotiations Act, or (iii) any other request for a material reduction in the price of any Government Contracts, including, without limitation, to claims based on actual or alleged defective pricing. To the Company’s Knowledge, there exists no reasonable basis for a material claim of any Liability of the Company by any Government Authority as a result of defective cost and pricing data submitted to any Government Authority.

(g) Termination for Default or Convenience. The Company has not received any written or, to the Company’s Knowledge, oral show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts. No termination for default, cure notice or show cause notice has been issued or, to the Company’s Knowledge, threatened and remains unresolved with respect to any Current Government Contract or Government Contract Bid, and, to the Company’s Knowledge, no event, condition or omission has occurred or exists that could reasonably be expected to constitute grounds for such action resulting in a material Liability to the Company. No past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof. There has not been any material withholding or setoff under any Current Government Contract. All invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date. None of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default under any Government Contract or give any Governmental Authority the right to terminate any Government Contract due to loss of preferential status. The Company has not received any written or, to the Company’s Knowledge, oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(h) Disputes and Claims. Except as set forth on Schedule 3.14(h), the Company has not received any written or, to the Company’s Knowledge, oral notice of any outstanding claims or contract disputes to which the Company is a party (i) relating to the Government Contracts or Government Contract Bids and involving a Government Authority or any prime contractor, higher-tier subcontractor, vendor or other third party, or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(i) Suspension and Debarment. None of the Company, the Affiliates of the Company, the Sellers or their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or an Affiliate of the Company has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. Since January 1, 2000, no debarment, suspension or exclusion proceeding has been initiated against the Company, any Affiliate of the Company, any Seller or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or any Affiliate of the Company. To the Company’s Knowledge, no

circumstances exist that could reasonably be expected to warrant the institution of suspension or debarment proceedings against the Company, any Affiliate of the Company, any Seller or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or any Affiliate of the Company.

(j) Responsibility Determinations. No negative determination of responsibility has been issued against the Company during the previous five years with respect to any quotation, bid or proposal for a Government Contract.

(k) Audits, Investigations and Enforcement Actions. Except as described in Schedule 3.14(k) and except in the ordinary course of business, since January 1, 2006 (i) the Company has not undergone and, to the Company’s Knowledge, is not currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, (ii) the Company has not received written notice of, and, to the Company’s Knowledge, the Company has not undergone, any investigation or review relating to any Government Contract, (iii) to the Company’s Knowledge, no such audit, review, inspection, investigation, survey or examination of records is threatened or pending, (iv) the Company has not received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney), and (v) the Company has not received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.14(k), has revealed any fact, occurrence or practice which could reasonably be expected to materially and adversely affect the Company.

(l) Internal Investigations. The Company is not currently conducting any internal investigation or audit using any external legal counsel, auditor, accountant or investigator, and, regardless of whether the Company is conducting any such internal investigation or audit, the Company has not made any disclosure to any Government Authority or other customer or any prime contractor or higher-tier subcontractor, related to any suspected, alleged or possible violation in any material respect of a Government Contract requirement, any apparent or alleged material irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation in any material respect with respect to a Government Contract or Government Contract Bid.

(m) Organizational Conflicts of Interest. The Company performs no activities under Current Government Contracts, and has no other relationships with any other Person, that could reasonably be expected to result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(n) No Violations. Neither the Company nor any Affiliate of the Company has engaged in or been charged with, or received or been advised in writing or, to the Company’s Knowledge, orally of any charge, investigation, claim or assertion of, nor has the Company or any Affiliate of the Company, or any of their respective trustees, directors, officers or employees in their capacities as such, been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including, without limitation, material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.

(o) No Pending Claims. The Company is not participating in any pending claim, and, to the Company’s Knowledge, there is no reasonable basis for any material potential claim, under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

(p) DCAA-Approved Rates. All Indirect Cost rates are being billed with DCCA-approved rates or pursuant to provisional rate letters submitted by the Company to DCAA to which DCAA has not objected.

(q) National Security Obligations. The Company is in compliance in all material respects with all applicable national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(r) No Events or Omissions. Except as set forth on Schedule 3.14(r), there are no events or omissions that, to the Company’s Knowledge, could reasonably be expected to result in (i) a material claim against the Company by a Government Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid, or (ii) a material dispute between the Company and a Government Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid.

(s) Losses and Cost Overruns; No Improper Payments. Except as set forth on Schedule 3.14(s), no Current Government Contract has incurred losses or cost overruns, and the Company is not required to record in accordance with GAAP any currently projected losses or cost overruns, nor will any Government Contract Bid, if accepted or entered into, obligate the Company to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or could reasonably be expected to require the Company to record in accordance with GAAP, material losses or cost overruns. No payment has been made by the Company or by a Person acting on the Company’s behalf to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the Federal Acquisition Regulation) which is or was contingent upon the award of any Current Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” regulations.

(t) No Assignment of Contracts. Except as set forth on Schedule 3.14(t), since January 1, 2006, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(u) No Loaned Property. Except as set forth on Schedule 3.14(u), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.

(v) No Claims Under Warranties and Guarantees. No written material claims, or material claims threatened in writing, exist against the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; and no such claims have been made against the Company. To the Company’s Knowledge, the Company has not taken any action which could reasonably be expected to give any Person a right to make a material claim under any written warranty or guarantee contained in any Government Contract.

(w) Facility Security Clearances. Except to the extent prohibited by applicable Law, Schedule 3.14(w) sets forth all facility security clearances currently held by the Company.

(x) No Violation of Revolving Door and Similar Restrictions. Neither the Company nor, to the Company’s Knowledge, any of the employees, officers or agents of the Company have violated in any material respect any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including, without limitation, the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(y) No Violation of the FCPA. Neither the Company nor any of the employees, officers or agents of the Company have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 and -2.

(z) Costs Allowable. All costs (both Direct Costs and Indirect Costs) that have been charged to the Company pursuant to any existing subcontract agreements shall be allowable in accordance with applicable cost accounting standards. No incurred Direct Costs and/or Indirect Costs shall be disallowed for any period of time prior to the Closing Date. All Company costs (both Direct Costs and/or Indirect Costs) that have been, prior to Closing, charged to any Government Contract shall in all material respects be allowable in accordance with applicable cost accounting standards (except for costs properly charged to a reserve account appearing on the Balance Sheet).

(aa) FAR Ethics Rules. The Company is in compliance in all material respects with the Federal Acquisition Regulation ethical rules and suspension/debarment regulations applicable to the Company that went into effect on December 12, 2008; and, on the date hereof, no Government Contract includes a clause which subjects the Company to such rules and regulations (the “FAR Ethics Rules”).

(bb) Excessive Pass-Through. To the Company’s Knowledge, no circumstances exist that would reasonably give rise to a material claim by a Government Authority for recovery of excessive pass-through costs under a Current Government Contract. The Company has complied in all material respects with Defense Federal Acquisition Regulation Supplement 252.215-7003 Excessive pass-through charges—identification of subcontract effort on all Government Contract Bids, when applicable.

3.15 Contracts.

(a) Schedule 3.15(a) sets forth an accurate and complete list of each Material Contract not otherwise set forth on Schedule 3.14(a). The Company has provided the Buyer with a true, correct and complete copy of each Contract required to be disclosed herein. To the Company’s Knowledge, no such Material Contract has been breached in any material respect or cancelled by the other party. The Company has performed in all material respects all the obligations required to be performed by it in connection with such Contracts and is not in default under or in breach in any material respect of any such Contract, and no event has occurred which with the passage of time or the giving of notice or both could, to the Company’s Knowledge, reasonably be expected to (i) result in a default or breach in any material respect by the Company under any such Contract; (ii) give any Person the right to declare a material default by the Company or exercise any remedy against the Company under any such Contract, (iii) give any Person the right to accelerate the maturity or performance of any such Contract, or (iv) give any Person the right to cancel, terminate or materially modify any such Contract. The Company has not waived any of its material rights under any such Contract. Each such Contract is legal, valid, binding, enforceable and in full force and effect.

(b) No Person is currently renegotiating, or has the right to renegotiate, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

3.16 Environmental and Safety Matters. The Company has conducted its business at all times in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the Company’s Knowledge, formerly owned, leased or operated by the Company contain any Hazardous Substance in amounts exceeding in any material respects the levels permitted by applicable Environmental Laws. The Company has not received any notices, demand letters or requests for information from any Government Authority or other Person, which have not heretofore been resolved with such Government Authority or other Person, indicating that the Company may be in violation in any material respects of, or materially liable under, any Environmental Law. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to any violation in any material respect, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation in any material respect of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation in any material respect of any applicable Environmental Law from any properties owned or operated, or to the Company’s Knowledge formerly owned or operated, by the Company. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or, to the Company’s Knowledge, formerly owned or operated, by the Company. The Company and its properties are not subject to any material Liabilities relating to any Proceeding, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation in any material respect of any Environmental Law by the Company or any Person.

3.17 Insurance. Schedule 3.17 lists and briefly describes each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any outstanding claims made thereunder. The Company has provided the Buyer copies of all such insurance policies. All such insurance policies are in full force and effect, and the Company is not in default in any material respect with respect to its obligations under any such insurance policies. The Company is current in all of its premiums for its insurance policies. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any such policies. The Company has not received any written notice or, to its Knowledge, other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth on Schedule 3.17, the Company has no self-insurance or co-insurance programs.

3.18 Intellectual Property.

(a) The Company is the sole and exclusive owner of the Company material Intellectual Property Rights, free and clear of any Encumbrances or other rights or claims of others, except for Third Party Intellectual Property Rights. To the Company’s Knowledge, the Company has not misappropriated, is not in conflict with and is not infringing upon the Intellectual Property Rights of others. To the Company’s Knowledge, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any third party.

(b) Schedule 3.18(b) lists (i) all patents and patent applications (including provisional applications, continuations and continuations-in-part), all registered trademarks, service marks, domain names, trade names and fictitious names and all applications to register any of the foregoing, and all registered copyrights and all applications for copyright registration, in each case, owned by or filed in the name of the Company, including the jurisdictions in which each item has been issued or registered or in which such application has been filed, and all material unregistered trademarks owned by the Company; (ii) all material items of Third Party Intellectual Property Rights; (iii) all Contracts or other arrangements under which the Company has licensed, provided or agreed to provide or make available object or source code to any Product to any third party, including, without limitation, to end-users (other than pursuant to the Company’s standard form of end-user license, true, correct and complete copies of which have been provided to the Buyer); and (iv) all other material items of Company Intellectual Property Rights. The Company is not, to the Company’s Knowledge, a party to any oral license, sublicense or other Contract which, if reduced to written form, would be required to be listed in Schedule 3.18(b) under the terms of this Section 3.18(b). Each registration relating to material Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth on Schedule 3.18(b), no registration, maintenance or renewal fee, payment or other actions are required to be made or taken with respect to any registration within six (6) months after the date hereof. Schedule 3.18(b) lists, for each application relating to the Company Intellectual Property Rights (other than Third Party Intellectual Property Rights), the current status of each application and the next steps required to be taken in connection with such application.

(c) Except as set forth in Schedule 3.18(c), there are no material errors, omissions, issues or defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products. The Company has not permitted any third party to modify, improve or create derivative works of the Products except as set forth in Schedule 3.18(c) nor to the Company’s Knowledge allowed any of the Company Intellectual Property Rights to lapse, be abandoned or enter the public domain.

(d) Except as set forth on Schedule 3.18(d), none of the Products licensed or distributed by the Company contains any software code that is licensed under any terms or conditions or used or distributed in a manner that requires that such software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, (iv) redistributable by a licensee at no charge, or (v) otherwise licensed pursuant to an open source license agreement such as the GNU general public license or lesser general public license, BSD, Mozilla or Apache license agreements.

(e) The Company has used commercially reasonable efforts in all material respects to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. All officers, employees and consultants of the Company who have had access to proprietary information or Company Intellectual Property Rights have executed and delivered to the Company agreements to maintain the confidentiality of the proprietary information and the Company Intellectual Property Rights and have assigned to the Company all Intellectual Property Rights arising from the services performed for the Company by such persons. To the Company’s Knowledge, there has been no material violation of the Company’s policies or practices related to protection of Intellectual Property Rights or any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights.

(f) To the Company’s Knowledge, no Person has obtained unauthorized access to third party confidential information and data in the Company’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data.

3.19 Related Party Transactions. Except as set forth in Schedule 3.19, the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or to or for any Seller, other than advances to employees of reasonable amounts to cover business expenses in the ordinary course of business consistent with past practice. No officer or director of the Company nor any Seller has received, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company. Except as set forth in Schedule 3.19, the Company is not a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Contract other than through the Sellers’ ownership of the Company Common Stock . Except as set forth on Schedule 3.19, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company, on the one hand, and, any Seller or any Related Parties, on the other hand, and, except as set forth on Schedule 3.19, all such Liabilities have been, or as of the Closing will have been, repaid in full. No Seller or other Related Party conducts any of the Company’s business, directly or indirectly, other than through Seller’s ownership of the Company.

3.20 Suppliers. Schedule 3.20 sets forth a list of the Company’s top ten suppliers (other than subcontractors of the Company under any Government Contract) of goods or services in terms of aggregate purchases by the Company for the last completed fiscal year and for the current fiscal year to date, showing the aggregate amount which the Company paid to each such supplier during such periods. No such supplier has terminated, or, to the Company’s Knowledge, threatened to terminate, its relationship with the Company or has during the last twelve (12) months materially decreased or limited, or materially and adversely changed the terms and conditions for, the supply of its goods or services to the Company, or, to the Company’s Knowledge, threatened to do so. Except as set forth on Schedule 3.20, no supplier for the Company is a sole source of supply of any good or service to the Company.

3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations from the Company.

3.22 Brokers. Except as set forth on Schedule 3.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company.

3.23 Disclosure. No representation or warranty by the Company contained in this Agreement, including any schedule hereto, and no representation or warranty by the Company contained, in any certificate delivered under this Agreement to the Buyer at Closing, contains or will contain, as applicable, any untrue statement of a material fact or omits or will omit, as applicable, to state any material fact necessary to make any statement herein or therein, in light of the circumstances in which made, not misleading.

3.24 Exclusive Representations of the Company. Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company to the Purchaser under this Agreement at Closing, the Company does not make, and shall not be construed to make, any express or implied representations or warranties, including, without limitation, concerning the Company or any Seller or any of their respective assets, properties, business or operations or any transactions contemplated hereby, or any other matter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to the Buyer as provided in this Article IV:

4.1 Formation and Power. With respect to the Trust Seller, such trust was duly formed as a trust and is validly existing under the laws of its jurisdiction of organization and such trust is qualified to do business and in good standing in each jurisdiction wherein it is required to be so qualified to own its shares of capital stock of the Company and consummate the transactions hereunder. Such trust has full power and authority and all material licenses, permits and authorizations necessary to own its shares of capital stock of the Company and consummate the transactions hereunder. The copies of such trust’s trust agreement or other formation documents, which have been furnished to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. Such trust is not in default under or in violation of any provision of its respective trust agreement or other formation documents. The Persons named on the signature page hereto as the trustees of such trust have the power and authority to execute and deliver this Agreement and each other document contemplated hereby to which such trust is a party on behalf of such trust.

4.2 Authority for Agreement. Such Seller has full power, authority and legal right and capacity to enter into and perform such Seller’s obligations under this Agreement and each other document contemplated hereby to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. With respect to the Trust Seller, the execution and delivery by such trust, and performance by such trust of obligations under, this Agreement and each other document contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such trust and its trustees. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and are legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.

4.3 No Violation to Result. Except as set forth on Schedule 4.3, the execution, delivery and performance by such Seller of this Agreement and the other documents contemplated hereby and the consummation by such Seller of the transactions contemplated hereby and thereby and the fulfillment by such Seller of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) with respect to the Trust Seller, any of the terms of such trust’s trust agreement or other formation documents, (y) any Contract to which such Seller is a party or by which such Seller or such Seller’s assets are bound, or (z) any Law or other legal requirement of any Government Authority applicable to such Seller; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance or restriction in favor of any Person upon any of such Seller’s shares of capital stock of the Company or any of the properties or assets of the Company. Other than as set forth on Schedule 4.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is, or will be, triggered by, the authorization, approval, execution, delivery or performance by such Seller of this Agreement and the other documents contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby or thereby.

4.4 Company Shares. Such Seller holds of record and beneficially the number of shares of capital stock of the Company as are set forth opposite such Seller’s name on Schedule 3.4(a), free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws). Except as set forth on Schedule 3.4(b), there are no proxies, voting rights, shareholders agreements or other agreements or understandings, to which any Seller is a party or by which such Seller is bound, with respect to the voting or transfer of the capital stock of the Company.

4.5 Brokers. Except as set forth on Schedule 3.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by such Seller.

4.6 Disclosure. No representation or warranty by such Seller contained in this Agreement, including any schedule hereto, and no representation or warranty by such Seller contained in any certificate delivered under this Agreement to the Buyer at Closing, contains or will contain, as applicable, any untrue statement of a material fact or omits or will omit, as applicable, to state any material fact necessary to make any statement herein or therein, in light of the circumstances in which made, not misleading.

4.7 Exclusive Representation of the Sellers. Except for the representations and warranties contained in this Article IV and in any certificate delivered by such Seller to the Buyer under this Agreement at Closing, such Seller does not make, and shall not be construed to make, any express or implied representations or warranties, including, without limitation, concerning the Company or any Seller or any of their respective assets, properties, business or operations or any transactions contemplated hereby, or any other matter.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers as provided in this Article V:

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure so to qualify would not have a Material Adverse Effect on the Buyer. The Buyer has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.

5.2 Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Buyer has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and general principals of equity.

5.3 No Violation to Result. The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby and the fulfillment by the Buyer of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (i) violate, breach, conflict with, constitute a default under, or accelerate or permit the acceleration of the performance required by (x) any of the terms of the Certificate of Incorporation or Bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer or stockholders of the Buyer, (y) any Contract to which the Buyer is a party or by which it or its assets are bound; or (z) any Law or other legal requirement of any Government Authority applicable to the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement, or (iii) result in the creation or imposition of any Encumbrance or restriction in favor of any Person upon any of the properties or assets of the Buyer. Other than as expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, no foreign interest has the power, direct or indirect, whether or not exercised and whether or not exercisable through the ownership of the Buyer’s securities, by contractual arrangement or other means, to direct or decide matters affecting the management of operations of the Buyer.

5.4 Brokers. Except as set forth on Schedule 5.4, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Sellers or the Buyer for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

5.5 Financing. At Closing, the Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement, and the Buyer will have obtained all consents and amendments to agreements related to any material amount of indebtedness for borrowed money required to ensure that the consummation of the transactions contemplated by this Agreement does not and will not result in a conflict, breach or event of default thereunder or shall have repaid all obligations thereunder and terminated such agreements. Notwithstanding any other provision in the Agreement to the contrary, there is no financing contingency to the Closing.

5.6 Purchase for Investment. The Buyer is acquiring the Shares for its own account for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any such shares.

5.7 Disclosure. No representation or warranty by the Buyer contained in this Agreement, including any schedule hereto, and no representation, warranty or statement by the Buyer contained in any certificate delivered under this Agreement to the Seller Parties at Closing, contains or will contain, as applicable, any untrue statement of a material fact or omits or will omit, as applicable, to state any material fact necessary to make any statement herein or therein, in light of the circumstances in which made, not misleading.

5.8 Exclusive Representation of the Buyer. Except for the representations and warranties contained in this Article V and in any certificate delivered by the Buyer to the Seller Parties under this Agreement at Closing, the Buyer does not make, and shall not be construed to make, any express or implied representations or warranties.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Properties and Records. Upon reasonable prior notice, the Company shall, and shall cause its Representatives to, afford to the Buyer and its Representatives, reasonable access during normal business hours to all of the assets, properties, books, records, employees and customers of the Company in order to afford the Buyer and its Representatives as full an opportunity of review, examination and investigation of the affairs of the Company as shall reasonably be requested by the Buyer, and the Buyer and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary; provided that the Sellers’ Representative or its designee shall be entitled to be present during any discussions between Buyer and any customer or employee of the Company; and provided, further, that such access shall be subject to the exception contained in the immediately succeeding sentence. Except in those cases where the Company is obligated by agreement with third parties existing on the date hereof and applicable Law to withhold data or information, in which cases the Company shall provide (i) express written notice to the Buyer that it is withholding information pursuant to such agreement or Law, and (ii) the Buyer with such data and information that the Company is permitted to disclose, the Company shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Company, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets which the Buyer and its Representatives may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of any Seller Party contained herein (or in any list, certificate, schedule, or other instrument, document, agreement or writing furnished or to be furnished to or made with the Buyer pursuant hereto) or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

6.2 Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise set forth in Schedule 6.2, the Company shall: (i) keep intact the Company and its business, as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Company’s business as the same is presently being conducted; (ii) use its commercially reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company, maintain the Company’s insurance policies in all material respects as currently in effect, retain and maintain good relationships with the Company’s customers and maintain the Company’s assets and the Facilities in all material respects in good condition, normal wear and tear excepted; (iii) perform its material obligations under the Contracts and comply in all material respects with Laws; and (iv) maintain the goodwill and reputation associated with the Company. Without limiting the generality of the foregoing, unless otherwise consented to by an instrument in writing signed by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed or as otherwise set forth in Schedule 6.2), the Company shall not:

(a) adopt or propose any change to the Company’s Certificate of Incorporation, Bylaws or other organizational documents;

(b) merge or consolidate the Company with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c) sell, lease or dispose of or make any contract for the sale, lease or disposition of, or make subject to a security interest or any other Encumbrance, any of the Company’s material properties or assets except in the ordinary course of business consistent with past practice;

(d) grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company, or enter into any new, or amend, alter or accelerate the vesting or timing of payment of any benefit under, any existing, Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement, except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law, provided that in each such case the Company provides written notice to the Buyer at least three days prior to such action;

(e) incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper except in the ordinary course of business consistent with past practice and within the limits of existing facilities;

(f) enter into any leases of real property;

(g) enter into any leases of equipment and machinery except in the ordinary course of business consistent with past practice;

(h) enter into any Contract (i) which would be required to be listed on Schedule 3.14(a) or Schedule 3.15(a) had it been entered into prior to the date hereof except in the ordinary course of business consistent with past practice or (ii) in which any Related Party has any beneficial interest;

(i) amend or prematurely terminate, or waive any material right or remedy under, any Contract except in the ordinary course of business consistent with past practice;

(j) write-off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable, except as required under GAAP;

(k) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s capital stock or any other securities;

(l) except in accordance with Section 1.5, redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or debt securities or any option, warrant or other right to purchase or acquire any such stock or securities, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock or securities;

(m) create, incur or assume any material Liability, except in the ordinary course of business consistent with past practice; or postpone or defer the creation, incurrence, or assumption of any material Liability that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n) pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Seller or any Related Party, except for payment of compensation in the ordinary course of business and except as otherwise expressly permitted hereunder;

(o) change any of its methods of accounting or accounting practices in any respect;

(p) commence or settle any Proceeding;

(q) make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any accounting method relating to Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax Liability, except in each case with at least ten (10) days’ prior written notice to the Buyer;

(r) loan or advance any money or other asset or property to any Related Party, consultant or other vendor except for advances to employees and consultants of reasonable amounts to cover business expenses in the ordinary course of business consistent with past practice and loans and advances to vendors in the ordinary course of business;

(s) take any action, fail to take any action or enter into any agreement or understanding that causes any Seller Party to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of, amend in any material respect or terminate any Material Contract or any permit, license or other material right; and

(t) agree or commit to do any of the foregoing.

6.3 Publicity and Disclosure. The Buyer and the Sellers’ Representative shall agree with each other as to the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby. Except as contemplated hereby or in order to consummate the transactions contemplated hereby, no Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by the other Parties. Notwithstanding the foregoing, nothing contained herein shall prohibit (x) the Buyer from making any disclosure which the Buyer in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, including the filing of this Agreement, or (y) any Seller Party from making any disclosure in compliance with applicable Laws, in each case after using commercially reasonable efforts to give to the other Parties notice and an opportunity to comment on such disclosure.

6.4 No Solicitation; No Trading; Voting.

(a) The Company shall not and shall not authorize or knowingly permit any Representative who is aware of this Agreement, including without limitation any broker disclosed in Article III or Article IV hereof, to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit, accept, approve, encourage (including by way of furnishing information), initiate, or respond to the submission of proposals or offers from any Person for, (ii) participate in any discussions or negotiations pertaining to, or (iii) furnish any information to any Person, other than the Buyer, relating to, any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. The Company shall, and shall instruct its Representatives to, discontinue any and all negotiations with any Person with whom any of them is currently engaged regarding any of the above. If the Company or any Seller receives any unsolicited offer or proposal relating to any of the above, the Company or such Seller shall immediately notify the Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal, and provide the Buyer with a copy thereof.

(b) Each of the Seller Parties acknowledges and agrees that each is aware (and that each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a Person possessing material nonpublic information about a public company. Each of the Seller Parties hereby agrees that while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of the Buyer, communicate such information to any third parties, take any other action with respect to the Buyer in violation of such laws, or cause or encourage any third party to do any of the foregoing.

(c) Each Seller agrees that, from the date of this Agreement until the Closing, such Seller shall vote all shares of Company Common Stock owned by such Seller, whether at a shareholder meeting or pursuant to a written consent of the shareholders, against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination; (ii) a sale or transfer of all or substantially all of the assets of the Company or a reorganization, recapitalization or liquidation of the Company; or (iii) any material change in the Company’s corporate structure or business.

6.5 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of the notifying Party contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the notifying Party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by the notifying Party hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the non-notifying Parties, be deemed to (x) modify the representations or warranties hereunder of the notifying Party, (y) modify the conditions to Closing set forth herein or (z) limit or otherwise affect the remedies available hereunder to any Party.

6.6 Tax Matters.

(a) Post-Closing Tax Returns.

(i) The Sellers’ Representative shall properly and accurately prepare (or cause to be prepared), and the Company and the Buyer shall cooperate with the Sellers’ Representative in the preparation and timely filing of, all income Tax Returns required to be filed by or on behalf of the Company after the Closing Date for taxable periods ending on or prior to before the Closing Date (each a “Seller Prepared Return”). The cost of preparation of Seller Prepared Returns shall be paid by the Company at the direction of the Sellers’ Representative, but not in excess of the amount accrued as a liability for such costs in the computation of Closing Working Capital, with any excess cost to be paid by the Sellers. Each Seller Prepared Return shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Tax Law, and shall properly include and reflect the income, activities, operations and transactions of the Company through the Closing Date. No later than fifteen (15) days prior to before the required filing date for each such Seller Prepared Return, the Sellers’ Representative shall deliver to the Buyer a draft of such Tax Return and the Buyer shall have the right to review and approve each such Tax Return before filing, which approval shall not be unreasonably withheld, conditioned, or delayed.

(ii) Except for the Seller Prepared Returns, the Buyer shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning before and ending after the Closing Date (each a “Buyer Prepared Return”). To the extent any Tax shown as due on such Tax Return is payable by any Seller (taking into account indemnification obligations hereunder), (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax Law or the change from prior practice would neither increase the amount of Tax payable by the Company for which the Sellers are obligated to indemnify the Buyer pursuant to Section 9.1(a) or Tax payable of the Sellers in respect of income of the Company; (ii) such Tax Return shall be provided to the Sellers’ Representative at least fifteen (15) days before the due date for filing such return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing); and (iii) the Sellers’ Representative shall have the right to review and approve such Tax Return before filing, which approval shall not be unreasonably withheld, conditioned or delayed. The Buyer shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative and agreed to by Buyer (which agreement shall not unreasonably be withheld, conditioned or delayed).

(iii) To the extent permitted by applicable law, the Sellers (or in the case of the Trust Seller, any other Person who is properly treated as the owner of the Company capital stock held by such Trust Seller for income tax purposes) shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished to the Sellers with respect to the Company and fully satisfy the Tax Liability arising from such inclusion.

(b) Allocation of Taxes. The Parties shall, unless prohibited by applicable Law, cause the taxable period of the Company to end as of immediately following the Closing. For the avoidance of doubt, the Parties agree that the taxable year of the Company, as a Subchapter S corporation, shall terminate and end at the end of the Closing Date for federal income tax purposes (and to the extent applicable, for state and local tax purposes as well). For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date (for the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement, including the Section 338(h)(10) Elections and any Transfer Taxes, shall be allocated to the portion of the period ending on the Closing Date). Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

(c) Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers when due. Notwithstanding Section 6.6(a)(ii), the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d) Cooperation, Access to Information, and Record Retention. The Sellers, the Company and the Buyer shall cooperate as and to the extent reasonably requested by any other Party hereto in connection with the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers, the Buyer and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes, and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow the other party to take possession of such books and records.

(e) Termination of Tax Sharing Agreements. All obligations of the Company under all Tax sharing agreements or similar agreements shall have been terminated on or before the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(f) Section 338(h)(10) Elections. The Sellers will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to sale and purchase of the Shares under this Agreement. The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide the Sellers with properly completed copies of Form 8023 (and any corresponding state or local Tax forms) prior to the Closing Date which shall be subject to review and approval by the Sellers’ Representative prior to filing, which approval shall not be unreasonably withheld, conditioned or delayed. Subject thereto, the Sellers agree to execute and deliver to the Buyer on the Closing Date a Form 8023 with attached signature pages for each Seller, and any such forms that are or have been provided by the Buyer for execution and to promptly execute such other forms, which shall be subject to review and approval by the Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed, as may be reasonably requested by the Buyer thereafter in connection with making or perfecting the Section 338(h)(10) Elections, including, without limitation, any action required under section 1362(f) of the Code to cause such election to be valid. The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Sellers in order to timely file the Section 338(h)(10) Elections. For income Tax purposes, the Parties will report the purchase of the Shares as a purchase and sale, respectively, of the assets of Company where such treatment is the required consequence of the Section 338(h)(10) Elections.

(g) Purchase Price Allocation. The Parties agree that the consideration to be paid pursuant to Article I of this Agreement and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Elections shall be allocated, for Tax purposes, among the Company’s assets in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder. The IRS Form 8883 to be included with the federal income Tax Return of Company for the taxable period ending on the Closing Date and any similar allocation required under state, local, or foreign law (collectively, “IRS Form 8883”) shall be prepared and reviewed as contemplated by Section 6.6(a). The Company, the Sellers and the Buyer agree to report this transaction for federal Tax purposes as a valid election under Section 338(h)(10) and in accordance with IRS Form 8883 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any Tax Proceeding; provided, however, that if, in any audit of any Tax Return of the Sellers, the Company or the Buyer by a Taxing Authority, the fair market values are finally determined to be different from the relevant IRS Form 8883, as adjusted, the Buyer, the Company and the Sellers may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

(h) Tax Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for any period ending on or prior to the Closing Date shall be the property of the Sellers (and if received by the Buyer or the Company, shall be payable promptly to the Sellers’ Representative) unless and to the extent that the entitlement to any such refund was taken into account in computing the indemnified Damages in respect of such Taxes or reflected in the calculation of Closing Working Capital. The Buyer shall, if the Sellers’ Representative so requests and at the Sellers’ expense, cause the Company to file for and use commercially reasonable efforts to obtain any such refunds or equivalent amounts, and the Sellers’ Representative shall control the prosecution of any such refund claim.

6.7 Reasonable Efforts. Each Party agrees to use all commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities (including, without limitation, those required by the HSR Act, with respect to which the initial notification shall be filed as soon as practicable following the date hereof, and other applicable competition Laws) or any other public or private third parties required to consummate the Stock Purchase and the other matters contemplated hereby, (ii) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (iii) consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of all conditions hereto; provided, however, the Buyer shall not be required to dispose of or make any change to its business in order to comply with this Section 6.7, and no Party shall be required to spend material funds in connection with a Second Request. Any filing fees incurred with respect to requests for consent or approval or other filings or notifications required pursuant to this Section 6.7 shall be paid by the Party legally responsible therefor.

6.8 Company Employees.

(a) The Company agrees that promptly after the date hereof it shall allow the Buyer to make a presentation to the Company Employees and, at the Buyer’s option, interview such employees for continued employment with the Company after the Closing, provided that the Seller Representative or its designee shall be entitled to be present at each such presentation or interview. The Company will use all commercially reasonable efforts to cause such Company’s employees to make available their employment services to the Company after the Closing.

(b) Effective as of the Closing, the Buyer shall cause the Company to continue to employ each Company Employee who is actively at work on the Closing Date (hereinafter referred to, collectively, as the “Active Employees”) and to honor any commitment of the Company to reemploy any employee of the Company who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights (hereinafter referred to, collectively, as the “Inactive Employees”). For purposes hereof, any employee of the Company who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than seven days, jury duty or death leave) in accordance with applicable policies of the Company, or any of its Affiliates shall be deemed to be an Active Employee. For purposes of this Agreement: (x) Active Employees who, immediately following the Closing, continue their employment with the Company and Inactive Employees, whether or not they become reemployed by the Company, shall be referred to herein collectively as the “Continued Employees”; and (y) employees of the Company whose employment with the Company has terminated for any reason (including retirement) prior to the Closing Date and who, as of the Closing Date, are not employed by the Company shall be referred to herein as “Former Employees”.

(c) The Continued Employees, the Former Employees and their respective dependents who received coverage immediately prior to the Closing under the Company Welfare and Retirement Plans shall be entitled, during the period from and after the Closing Date through June 30, 2010 (or, in the case of a Former Employee and his or her dependents, until the expiration of their rights to such coverage under applicable law or contract with the Former Employee, if earlier), to continuous uninterrupted medical, dental, life insurance, disability benefit and retirement plan coverage either (i) under the Company Welfare and Retirement Plans in effect on the Closing Date, or (ii) under welfare benefit plans and a pension plan subject to Section 401(k) of the Code maintained by the Buyer and/or its Affiliates providing benefits on a comparable basis (and at a comparable cost to the covered individuals) to the benefit coverage available to such individuals immediately prior to the Closing. As used herein, “Company Welfare and Retirement Plan” means each Benefit Plan sponsored or maintained by the Company that provides medical, dental, life insurance or disability benefits or retirement benefits pursuant to a plan subject to Section 401(k) of the Code. From and after the Closing, the Company shall pay to the Company Employees any and all amounts accrued on the Closing Working Capital Statement in respect of compensation and benefits.

(d) For ninety-one (91) days following the Closing Date, the Buyer agrees to provide, and to cause the Company to provide, any required notice under WARN, and any similar statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting Continued Employees or Former Employees and occurring on or after the Closing.

(e) Notwithstanding anything contained herein to the contrary, (i) the Continued Employees shall be subject to the Buyer’s terms, conditions and policies of employment, including, without limitation, the Buyer’s policies regarding modifications of the terms and conditions of employment, (ii) neither the Buyer nor any of its Affiliates (including, after the

Closing, the Company) is obligated to continue to employ any employee of the Company for any period of time following the Closing Date, (iii) nothing in this Agreement shall limit the ability of the Buyer or its Affiliates (including, after the Closing, the Company) from revising, amending or terminating any Benefit Plan or any employee benefit plan, program or policy of Buyer and its Affiliates (including, after the Closing, the Company) (each a “Buyer Group Plan”) from time to time, (iv) nothing in this Agreement shall be construed as an amendment of any Benefit Plan or Buyer Group Plan, and (v) no provision of this Section 6.8 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of the Company in respect of continued employment (or resumed employment) or any other matter.

6.9 Payment of Obligations. Prior to the Closing, each Related Party shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company.

6.10 Option Payout Agreement. Promptly following the execution of this Agreement, the Company shall provide to each Option Holder a copy of the Option Payout Agreement, which shall provide for payments to be made to each Option Holder in consideration for the cancellation of their Company Options.

6.11 Security Clearances. Each of the Company and the Buyer shall undertake commercially reasonable efforts to obtain reasonably adequate assurances from each of the Defense Security Service and any other Government Authority responsible for the maintenance of the Company’s security clearances that it will not terminate, suspend, revoke or in any way materially change the Company’s security clearance with respect to the Government Contracts with the Company as a result of this Agreement or the consummation of the transactions contemplated hereby. The Company shall undertake commercially reasonable efforts to cause each of the Seller Parties (as applicable) to retain, as required by the Buyer, and, at the expense of Buyer, to assist the Buyer (and its officers, directors, employees and agents) in obtaining, the requisite security clearances to own and operate the Company (and any successor thereto) and its business as currently conducted without delay or interruption.

6.12 Books and Records. The Buyer shall cause the Company to agree, for the benefit of the Sellers, to retain for a period of six (6) years after the Closing Date or such longer periods as may be required by law or prudent business practices, any and all Books and Records (hard copy, electronic or otherwise) related to the Company for all periods through the Closing Date or related to the transactions contemplated hereby. Notwithstanding the foregoing, either Buyer or the Company may notify the Sellers’ Representative, in writing, of its desire to discontinue retention of specified documents or other materials due to a change in and in accordance with its applicable record retention requirements during such period upon thirty (30) days’ prior written notice; provided, however, that no such notice shall be given prior to the Escrow Termination Date. The Sellers’ Representative may, by written notice delivered to Buyer within thirty (30) days of the date of the aforesaid notice, elect to assume custody thereof and Buyer shall deliver such Books and Records to Sellers’ Representative. In the absence of such notice from the Sellers’ Representative, the Buyer or the Company, as the case may be, may destroy the documents or other materials referenced in its original notice to the Sellers’ Representative. In the event any Seller needs access to such Books and Records for any legitimate business purpose, the Buyer shall allow the Sellers’ Representative and his or her advisors access to such

Books and Records upon reasonable notice, which shall identify the business purpose for which access is needed, during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such persons to make such extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to original documents.

6.13 Further Assurances. Each Seller and the Company shall prior to and after the Closing, execute such further documents, assignments and assurances and take such further actions as may reasonably be required by the Buyer to consummate the Stock Purchase, to vest the Buyer with full title to all capital stock of the Company.

ARTICLE VII

CONDITIONS TO THE BUYER’S OBLIGATIONS

All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Buyer in writing.

7.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of each of the Seller Parties contained in this Agreement that are not qualified by reference to materiality or Material Adverse Effect shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of each of the Seller Parties contained in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date. Each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to the effect set forth in this Section 7.1.

7.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date, and each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to such effect.

7.3 Legal Matters. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any Government Authority challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company or the Buyer following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against the Company or any Seller, their respective properties or any of their respective officers or directors, that could reasonably be expected to have a Material Adverse Effect on the Company.

7.4 No Material Adverse Effect. There shall have been (i) no effect, event or change involving the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Company and the Buyer taken as a whole and (ii) no resignations or terminations of, or indications of an intention or plan to resign or terminate, employment by a material number of employees.

7.5 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Government Authority required of any Seller Party to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the HSR Act.

7.6 Termination of Company Options. All Company Options shall have terminated prior to the Closing. The Company shall have delivered to the Buyer executed copies of the Option Payout Agreements from all Option Holders.

7.7 Closing Deliveries of the Sellers and the Company. At the Closing, the Company and each of the Sellers, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by the Buyer:

(a) each Seller shall have delivered the certificate(s) representing the shares of capital stock of the Company that it owns, free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws), all of which certificates represent all of the Shares, each such certificate accompanied by a stock power duly endorsed in blank or accompanied by a duly executed instrument of transfer;

(b) the Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(c) the Company have delivered to the Buyer the Payoff Letters described on Schedule 7.7(c);

(d) Michael Gualario and Carney Napolitano shall have executed and delivered the Executive Employment Agreements;

(e) each Related Party shall have delivered evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company (other than reasonable amounts to cover travel and related business expenses advanced to employees of the Company in the ordinary course of business consistent with past practice of the Company);

(f) each director and officer of the Company shall have delivered to the Company his or her respective resignation as a director and/or officer of the Company, as applicable, and his or her respective revocation of any power of attorney, all of which shall be effective as of the Closing;

(g) the Company and the Sellers shall have delivered to the Buyer the original stock records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;

(h) the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth the certified certificate of incorporation, bylaws and resolutions of its board of directors and shareholders (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such certificate of incorporation, bylaws and resolutions have not been amended or rescinded and are in full force and effect, (ii) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures, and (iii) the conditions specified in Sections 7.5 and 7.6 have been satisfied;

(i) the Company shall have executed and delivered to the Buyer a certificate of its secretary certifying that it is in good standing, attaching a good standing certificate from the jurisdiction of its incorporation and from each jurisdiction in which it is qualified to do business, dated as of a date reasonably close to the date hereof;

(j) the Sellers have executed and delivered to the Buyer any forms reasonably requested by the Buyer in connection with making or perfecting the Section 338(h)(10) Elections;

(k) the Company shall have delivered to the Buyer all consents, licenses, permits and approvals as set forth on Schedule 7.7(k)(i) and each Seller shall have delivered to the Buyer such consents as set forth on Schedule 7.7(k)(ii);

(l) the Seller Parties shall have delivered to the Buyer an opinion of legal counsel as to those corporate matters attached hereto as Exhibit C; and

(m) each Seller shall have executed and delivered a FIRPTA Certification, which (i) states that such Seller is not a foreign Person, (ii) sets forth such Seller’s name, identifying number and address, and (iii) is signed by such Seller under penalties of perjury, meeting the requirement of Treasury Regulation Section 1.1445-2(b)(2); and the Company shall have executed and delivered a properly executed FIRPTA Notification Letter, which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying the Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for the Buyer to deliver such notice form to the IRS on behalf of the Company.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS

All obligations of the Company and the Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Sellers’ Representative in writing.

8.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Buyer contained in this Agreement that are not qualified by reference to materiality shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of the Buyer contained in this Agreement that are qualified by reference to materiality shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date. The Buyer shall have executed and delivered to the Sellers’ Representative a certificate as of the Closing to the effect set forth in this Section 8.1.

8.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date and the Buyer shall have executed and delivered to the Sellers’ Representative a certificate as of the Closing to such effect.

8.3 Legal Matters. No temporary restraining order, preliminary or permanent injunction or other order issued by any Government Authority challenging the transactions contemplated hereunder shall be in effect.

8.4 Governmental Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Government Authority required of the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the HSR Act.

8.5 Closing Deliveries of the Buyer. At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, to the Sellers’ Representative:

(a) the Buyer shall have executed and delivered a certificate of its secretary, setting forth the resolutions of its board of directors (or other evidence reasonably satisfactory to the Sellers’ Representative) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect, and certifying that (i) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures, and (ii) the conditions specified in Section 8.4 have been satisfied;

(b) the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(c) the Buyer shall have executed and delivered the Executive Employment Agreements.

ARTICLE IX

INDEMNITY

9.1 General Indemnification.

(a) Subject to the provisions of Section 9.3, which shall be governed by such Section, from and after the Closing, each Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its officers, directors, employees, stockholders, assigns, successors, advisors, representatives and Affiliates (collectively, the “Buyer Indemnified Parties”) from, against and in respect of all Damages asserted against, imposed on, or suffered, sustained, incurred or paid by any Buyer Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim), any of the following: (i) the breach of any representation or warranty made by any Seller Party set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; (ii) the breach of any covenant or agreement on the part of any Seller or, prior to the Closing, the Company, set forth in this Agreement or in any agreement or certificate executed and delivered by any Seller Party pursuant to this Agreement or in the transactions contemplated hereby, other than the Executive Employment Agreements; (iii) any Indebtedness for Borrowed Money of the Company and any Transaction Costs of the Company as of the Closing in excess of the Indebtedness for Borrowed Money of the Company and Transaction Costs of the Company to the extent taken into account in determining the adjustments to the Purchase Price pursuant to Section 1.4; (iv) Taxes (or claims for Taxes): (A) arising in connection with or out of the operation of the Company’s business on or before the Closing Date (determined, with respect to taxable periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 6.6(b)); or (B) owing by any Person (other than the Company) for which the Company may be liable as a result of transactions or circumstances occurring or existing on or before the Closing Date, including without limitation, (1) Tax required to be withheld by the Company in respect of Taxes payable by any of the Sellers, (2) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (3) as a transferee or successor, or (4) by contract; and (v) those items identified on Schedule 9.1(a). Notwithstanding anything to the contrary herein, to the extent that Escrow Funds are available to satisfy indemnification obligations under this Section 9.1(a), the Sellers’ liability shall be joint and several, and the Sellers’ liability under this Section 9.1(a) shall be on a pro rata basis in accordance with their respective Ownership Percentages to the extent that Escrow Funds are not so available.

(b) From and after the Closing, the Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Sellers and their trustees, assigns, successors, advisors, Representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from, against and in respect of all Damages asserted against, imposed on, or suffered, sustained, incurred or paid by any Seller Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim), any of the following: (i) the breach of any representation or warranty made by the Buyer set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; (ii) the breach of any covenant or agreement on the part of the Buyer or, from and after Closing, the Company, set forth in this Agreement or in any agreement or certificate executed and delivered by the Buyer or the Company pursuant to this Agreement or in the transactions contemplated hereby, other than the Executive Employment Agreements; and (iii) the conduct of the Company’s business after the Closing.

9.2 Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto and to be performed after the Closing shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations, warranties and covenants to be performed at or prior to the Closing contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing until the date that is eighteen (18) months after the Closing Date, and shall thereafter expire, except that any representation, warranty or covenant with respect to which a claim has been made for a breach thereon prior to such date shall survive until such claim is resolved. The limitations on survival set forth in this Section 9.2 shall not apply to (i) the representations and warranties set forth in Sections 3.1 (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.4 (Capitalization), 3.10 (Taxes), 3.22 (Brokers), 4.1 (Formation and Power), 4.2 (Authority for Agreement), 4.4 (Company Shares) and 4.5 (Brokers) (collectively, the “Seller Fundamental Representations”), all of which shall survive until the expiration of any applicable statutes of limitations, (ii) the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authority for Agreement), 5.3 (No Violation to Result) and 5.4 (Brokers) (collectively, the “Buyer Fundamental Representations”), all of which shall survive until the expiration of any applicable statutes of limitations and (iii) the representations and warranties set forth in Section 3.14 (Government Contract Regulatory Matters), which shall expire thirty-six (36) months after the Closing Date.

9.3 Limitations on Indemnification.

(a) There shall be no liability for Damages under Section 9.1(a)(i) or (ii) for breaches of representations, warranties, covenants and agreements unless and until (i) the amount of Damages for each claim or for multiple, similar claims arising from related facts or circumstances asserted by the Buyer Indemnified Parties exceeds Twenty-Five Thousand Dollars ($25,000) (the “Materiality Basket”), but in the event the Materiality Basket is exceeded, the Buyer Indemnified Parties shall be entitled to all of such Damages from such claim or similar claims (irrespective of the Materiality Basket), and (ii) the aggregate Damages for all such claims (without reference to any and all claims excluded by the Materiality Basket) exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Indemnification Threshold”); provided, however, that after such amount of Damages disregarded as a result of operation of clause (ii) immediately preceding exceeds the Indemnification Threshold, only Damages in excess of the Indemnification Threshold shall be recoverable by the Buyer Indemnified Parties unless otherwise excluded by the Materiality Basket. The limitations set forth in this Section 9.3(a) shall not apply to (i) breaches of the Seller Fundamental Representations, (ii) breaches of the covenants set forth in Sections 1.4, 6.6, 6.7, 9.1(a)(iv) and 9.1(a)(v) and Article X, (iii) claims pursuant to Section 9.1(a)(iv), or (iv) claims based on fraud, with respect to which, in each case, all Damages shall be recoverable from the first dollar.

(b) There shall be no liability for Damages under Section 9.1(b) for breaches of representations, warranties, covenants and agreements unless and until (i) the amount of Damages for each claim or for multiple, similar claims arising from related facts or circumstances asserted by the Seller Indemnified Parties exceeds the Materiality Basket, but in the event the Materiality Basket is exceeded, the Seller Indemnified Parties shall be entitled to all of such Damages from such claim or similar claims (irrespective of the Materiality Basket), and (ii) the aggregate Damages for all such claims (without reference to any and all claims excluded by the Materiality Basket) exceeds the Indemnification Threshold; provided, however, after such amount of Damages disregarded as a result of operation of clause (ii) immediately preceding exceeds the Indemnification Threshold, only Damages in excess of the Indemnification Threshold shall be recoverable by the Seller Indemnified Parties unless otherwise excluded by the Materiality Basket. The limitations set forth in this Section 9.3(b) shall not apply to (i) breaches of the Buyer Fundamental Representations, (ii) breaches of the covenants set forth in Sections 1.4, 6.6, 6.7, 6.8, 6.12 and Article X, or (iii) claims based on fraud, with respect to which, in each case, all Damages shall be recoverable from the first dollar.

(c) The indemnification obligations of the Sellers under Section 9.1(a) shall be limited to an amount equal to Forty-Two Million Three Hundred Fifty Thousand Dollars ($42,350,000). Notwithstanding any other provisions hereof, the limitations in this Section 9.3(c) shall not apply to (i) breaches of the Seller Fundamental Representations and the indemnification obligations set forth in Sections 9.1(a)(iv) and 9.1(a)(v), with respect to which the indemnification obligations of the Sellers, together with all other indemnification obligations of the Sellers under Section 9.1(a), shall be limited to the Purchase Price or (ii) claims based on fraud, with respect to which, in each case, no Damages shall be counted in determining whether the threshold in this Section 9.3(c) has been exceeded.

(d) The indemnification obligations of the Buyer under Section 9.1(b) shall be limited to an amount equal to Forty-Two Million Three Hundred Fifty Thousand Dollars ($42,350,000). Notwithstanding any other provisions hereof, the limitations in this Section 9.3(d) shall not apply to (i) breaches of the Buyer Fundamental Representations, with respect to which the indemnification obligations of the Buyer shall be limited to the Purchase Price, or (ii) claims based on fraud, with respect to which, in each case, no Damages shall be counted in determining whether the threshold in this Section 9.3(d) has been exceeded.

(e) For purposes of determining the amount of any Damages with respect to any breach of any representation, warranty or covenant for purposes of indemnification under this Article IX, any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having a “Material Adverse

Effect,” or words of similar effect, shall be disregarded. The indemnification obligations of the Sellers and the rights and remedies that may be exercised by a Buyer Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Parties or any of their Representatives, including, without limitation, any notice given to the Buyer pursuant to Section 6.5. No Seller shall be entitled to contribution from, subrogation to or recovery against the Company with respect to any payments that are made for the account of such Seller to a Buyer Indemnified Party pursuant to this Article IX, except to the extent provided under Section 9.3(h).

(f) Each Indemnified Party shall reimburse any Indemnifying Party for amounts paid to such Indemnified Party by such Indemnifying Party with respect to Damages pursuant to the terms of this Agreement to the extent that such Indemnified Party receives any insurance proceeds with respect to such Damages. An Indemnifying Party’s liability for Damages shall be reduced by any Tax benefit actually realized with respect to such Damages.

(g) Each Party agrees to take commercially reasonable steps to mitigate their respective Damages upon and after becoming aware of conditions giving rise to Damages that are indemnifiable hereunder.

(h) Upon making any payment to an Indemnified Party for an indemnification claim under this Article IX, such Indemnifying Party shall be subrogated to the extent of such payment to any rights that such Indemnified Party may have against any third parties with respect to the subject matter underlying such claim.

(i) In calculating any Damages, there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto so long as such recovered claim has been finally determined and is not subject to appeal. If and to the extent any Buyer Indemnified Party suffers or incurs Damages as a consequence of failure to collect any accounts receivable (and whether or not such Damages are indemnified hereunder or subject to any limitation on indemnification hereunder) any amount subsequently collected on such accounts receivable shall be deducted from any subsequent Damages to any Buyer Indemnified Parties that are subject to payment hereunder to such Buyer Indemnified Parties (after giving effect to all limitations on indemnification hereunder).

(j) All indemnification payments under this Article IX shall be calculated without duplication in any case in which more than one of the Indemnified Parties seeks indemnification for the same Damages or in the event that any events or circumstances giving rise to a breach of a particular representation or warranty of any Party, contained in this Agreement or any other agreement or any certificate executed and delivered by any Party, also constitutes a breach of one or more other representations or warranties of any Party contained in this Agreement or any other agreement or any certificate executed and delivered by any Party. The Indemnified Parties shall not be entitled to indemnification under this Article IX for any Damages if and to the extent that such Damages were taken into account (such as being applied as a reduction in current assets or an increase in current liabilities), in the determination of the Closing Adjustment or in any other adjustment that may be made to the Purchase Price.

(k) Damages shall not include any special, exemplary or punitive damages, and no Party shall be liable for any special, exemplary or punitive damages under this Article IX, except to the extent that such special, exemplary or punitive damages are asserted and recovered by a third party.

(l) The amount of any Damages for which any Indemnified Party would otherwise become entitled to be indemnified under this Article IX shall be reduced by the amount, if any, of any specific accruals or reserves for such Damages reflected in the Closing Working Capital Statement.

(m) The Indemnified Parties shall not be entitled to recover any Damages under this Article IX to the extent that such Damages arose primarily from the intentional wrongdoing of any of the Indemnified Parties.

9.4 Procedure for Claims.

(a) Whenever an Indemnified Party desires to seek indemnification under any part of this Article IX, it shall give notice (a “Claim Notice”) to the Indemnifying Party prior to the expiration of the applicable survival period, if any, set forth in Section 9.2. Such notice shall explain in reasonable detail the nature of the claim and the parties known to be involved, and shall specify the actual amount of Damages suffered by the Indemnified Party. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate in good faith the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given such Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date on which such Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed not to dispute the claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute all or any portion of a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the undisputed amount of the actual Damages set forth in such claim shall be conclusively deemed to be an obligation of such Indemnifying Party (any such undisputed amount, a “Conceded Claim”). If the Indemnifying Party provides its Claim Response within the Response Period, the Indemnified Party and the Indemnifying Party shall then negotiate resolution of any claims that the Indemnifying Party did not concede or is not deemed to concede in its Claim Response (any such claim, an “Unresolved Claim”) for a period of thirty (30) days after the date such Claim Response is provided. If the Indemnified Party and the Indemnifying Party are unable to resolve such Unresolved Claim within such thirty (30) day period, the Indemnified Party may thereafter submit such Unresolved Claim to arbitration in accordance with Section 9.5.

(b) With respect to any Conceded Claim, the Indemnifying Party shall, subject to the second sentence immediately succeeding, pay to the Indemnified Party within three (3) Business Days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled, which the Parties acknowledge, notwithstanding any provision to the contrary contained in this Agreement, shall not, in the case of a claim subject to Section 9.4(d), extend to Unliquidated Damages. With respect to any Unresolved Claim, the Indemnifying Party shall, subject to the immediately succeeding sentence, pay to the Indemnified Party within three (3) Business Days after the final resolution of such Unresolved Claim (whether by mutual agreement of the Indemnifying Party and the Indemnified Party or pursuant to a definitive award in arbitration in accordance with Section 9.5), the amount, if any, to which such Indemnified Party shall be entitled, which the Parties acknowledge, notwithstanding any provision to the contrary contained in this Agreement, shall not, in the case of a claim subject to Section 9.4(d), extend to Unliquidated Damages. If the Indemnified Party shall be a Buyer Indemnified Party, it shall obtain payment of the Damages to which it is entitled as aforesaid under this Article IX from the Escrow Funds, in accordance with the Escrow Agreement, to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification; provided, that if the amount of the Escrow Funds available for payment of such Damages is less than the amount of Damages to which such Buyer Indemnified Party is entitled as aforesaid, then subject to the limitations contained in this Article IX, the Sellers shall be liable for such deficiency, and the Buyer Indemnified Party shall have the right to obtain payment of such Damages from (i) the Escrow Funds to the extent available and (ii) subject to the limitations contained in this Article IX, directly from the Sellers for the remainder of such Damages in excess of the Escrow Funds. If any Indemnifying Party fails to pay when due as aforesaid all or part of any indemnification obligation not subject to payment from the Escrow Funds, which for Conceded Claims shall be five (5) days after the date of the Claim Response corresponding to such Conceded Claim and for Unresolved Claims shall be five (5) days after the final resolution of such Unresolved Claim, then such Indemnifying Party shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day after the due date during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

(c) If the Indemnified Party is a Buyer Indemnified Party and, pursuant to Section 9.4(b), such Buyer Indemnified Party is obligated to obtain any portion of the funds to which such Buyer Indemnified Party is entitled from the Escrow Funds, then, within five (5) Business Days from the date on which such Buyer Indemnified Party becomes entitled to such funds, Buyer and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be disbursed from the Escrow Funds and (ii) instructions as to the manner in which such funds shall be disbursed by the Escrow Agent.

(d) Third Party Claims. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any Proceeding by a Person other than the Indemnified Party or its Affiliates (including, without limitation, by any Taxing Authority or other Governmental Authority), then notice thereof shall be given by the Indemnified Party to the Indemnifying Party promptly after the Indemnified Party shall have become aware thereof; provided, however, that if such claim is in the form of a pleading requiring an answer, such notice shall be given at least seven Business Days prior to the due date of the answer or other response to the pleading; provided, further, that in any case the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers)

received by the Indemnified Party relating to such claim. The Indemnifying Party, at its sole cost and expense, may assume the defense of any such Proceeding, except in the event that the potential aggregate Damages arising from such Proceeding, when taken together with all other unresolved claims for indemnification by the Indemnified Party, could reasonably be expected to exceed the applicable limits set forth in Sections 9.3(c) or (d), upon written notice to the Indemnified Party; and, in furtherance of the foregoing, the Sellers’ Representative shall have the right to represent the Company’s interests in any Tax Proceeding and to employ counsel of the Sellers’ Representative’s choice, but reasonably satisfactory to the Buyer, at the Sellers’ Representative’s expense, to the extent such Tax Proceeding pertains to income reportable on Tax Returns for taxable periods ending on or before the Closing Date. If the Indemnifying Party has assumed the defense of any such Proceeding and at any time during the course of such Proceeding the potential aggregate Damages arising from such Proceeding, when taken together with all other unresolved claims for indemnification by the Indemnified Party, could reasonably be expected to exceed the applicable limits set forth in Sections 9.3(c) or (d), the Indemnified Party may, at its election, assume control of the defense of such Proceeding. If the Indemnifying Party assumes the defense of any such Proceeding, (i) the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Proceeding and at the sole cost and expense of the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement thereof, (ii) the Indemnified Party shall cooperate fully in the defense of any such Proceeding, which cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably requested by the Indemnifying Party or that are reasonably relevant to such Proceeding, making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder and providing testimony in connection with such Proceeding, and (iii) the Indemnified Party shall be entitled to participate in (but not control) the defense of any such Proceeding, with its own counsel and at its own expense. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party does not assume the defense of any such Proceeding resulting therefrom within thirty (30) days after notice thereof by the Indemnified Party to the Indemnifying Party: (i) the Indemnified Party may defend against such Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Proceeding, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Proceeding, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party Proceeding or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party Proceeding in a reasonably prudent manner.

9.5 Resolution of Conflicts; Arbitration.

(a) With respect to any Unresolved Claims, either the Buyer, on the one hand, or the Sellers’ Representative, on the other, may demand arbitration of the matter unless the amount of the loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration. In either such event, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Buyer and the Sellers’ Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, the Buyer and the Sellers’ Representative cannot mutually agree on one arbitrator, the Buyer and the Sellers’ Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator to handle the dispute. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing party about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent of a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any Unresolved Claim shall be binding and conclusive upon the Parties to this Agreement and the Buyer and the Sellers’ Representative shall act in accordance with such decision and make payments, if any, in accordance with the procedures set forth in Section 9.4. The arbitrator’s decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment decree or order awarded by the arbitrator.

(b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, or such other location mutually agreed to by the Buyer and the Sellers’ Representative, under the rules then in effect for the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

9.6 Waiver, Release and Discharge. Effective upon the Closing, except as expressly set forth in this Agreement, each Seller, for itself and its Affiliates, hereby irrevocably waives, releases and discharges the Company, the Buyer and their respective Affiliates, directors, officers and employees (as of the Closing) from any and all Liabilities and obligations to the Seller of any kind or nature whatsoever, whether in his capacity as a Seller hereunder, as a shareholder, officer, director or employee of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise and each Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company; provided, however, that this release shall not apply to any obligation arising under this Agreement or any other agreement delivered pursuant to this Agreement. Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company or the Buyer in connection with any actual or alleged breach of any representation, warranty or obligation of any Seller Party or the Sellers’ Representative set forth in this Agreement (other than any obligation of the Company to be performed subsequent to Closing).

9.7 Sellers’ Representative.

(a) Each Seller designates Michael Gualario as such Seller’s representative (the “Sellers’ Representative”) for purposes of this Agreement. The Sellers and their respective successors shall be deemed to have approved, and shall be bound by, any and all actions taken by the Sellers’ Representative on their behalf under or otherwise relating to this Agreement and the transactions contemplated hereunder as if such actions were expressly ratified and confirmed by each of them. In the event the Sellers’ Representative is unable or unwilling to serve or shall resign, a successor Sellers’ Representative shall be jointly selected by the Sellers. A Sellers’ Representative may not resign, except upon thirty (30) days prior written notice to the Buyer. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Sellers’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of death of a Sellers’ Representative, the executor or other representative of such Sellers’ Representative’s estate shall be deemed to be the successor) and the Buyer shall be notified promptly of such appointment by the successor Sellers’ Representative. No resignation, nor any other replacement, of any Sellers’ Representative is effective against the Buyer until selection of a successor and prior written notice to the Buyer of such selection (such consent not to be unreasonably withheld or delayed). Each successor Sellers’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Sellers’ Representative.

(b) The Buyer shall be entitled to rely upon any communication or writings given or executed by the Sellers’ Representative on behalf of the Sellers. All communications or writings to be sent to the Sellers pursuant to this Agreement may be addressed to the Sellers’ Representative and any communication or writing so sent shall be deemed notice to both of the Sellers. The Sellers hereby consent and agree that the Sellers’ Representative is authorized to accept deliveries, including any notice, on behalf of each Seller pursuant hereto.

(c) The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power of substitution in such holder’s name and on such holder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Sellers’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement, including without limitation Article IX hereof and the other documents contemplated hereby. This power of attorney and all authority hereby conferred is granted subject to the interest of the Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such holder’s death, disability or by any other event.

(d) Each Seller Party hereby agrees that, notwithstanding any other provision set forth in this Agreement, the Sellers’ Representative, in his capacity as such, shall have no liability to any Seller Party for any action taken or omitted to be taken by him or any agent thereof hereunder, or for any other matter arising from this Agreement or any related matter, except to the extent found by a final order of a court of competent jurisdiction to have constituted fraud; and, except as aforesaid, each Seller Party hereby irrevocably waives, releases and discharges the Sellers’ Representative, in his capacity as such, from any and all such matters. The Sellers’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Seller Party and will not be required to exercise any discretion or take any action that exposes the Sellers’ Representative to personal liability or that is contrary to this Agreement or applicable Laws. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(e) The Sellers’ Representative hereby acknowledges and agrees to serve as the Sellers’ Representative in accordance with applicable terms hereof and to be bound by such terms. At the Buyer’s request, the Sellers shall cause any successor Sellers’ Representative to enter into an agreement in form and substance reasonably satisfactory to the Buyer and the Sellers’ Representative in which the Sellers’ Representative acknowledges and agrees to serve as the Sellers’ Representative and to be bound by the applicable terms of this Agreement.

9.8 Exclusive Remedy. The provisions of this Article IX shall constitute the sole and exclusive remedy from and after the Closing of any Indemnified Party in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim), any breach of any representation, warranty, covenant or agreement made in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement, except (i) remedies as set forth in Article X and Section 12.3, (ii) in the case of breach of the covenants or obligations set forth in Section 12.8, (iii) in the case of breach of the covenants or obligations set forth in the Executive Employment Agreements, and (iv) in the case of fraud.

ARTICLE X

COVENANT NOT TO COMPETE

10.1 Prohibited Activities. For the period commencing with the Closing and ending on the fourth (4th) anniversary of the Closing Date, each Seller shall not, for any reason whatsoever, directly or indirectly, for himself, or on behalf of or in conjunction with any other Person:

(a) engage as a stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as a director, officer, employee, independent contractor, consultant or advisor, in any business selling any products or services in direct or indirect competition with the business of the Company as currently conducted or as proposed to be conducted as of the Closing Date; provided, however, that neither of the Sellers nor any of their respective Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an aggregate amount that shall not exceed five percent (5%) of the outstanding shares of any such corporation or entity;

(b) employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Buyer, the Company or any of the Buyer’s Affiliates, any person who is at that time, or was within six (6) months prior to that time, an employee of the Buyer, the Company or any of the Buyer’s Affiliates;

(c) other than on behalf of the Buyer or its Affiliates, sell products or services in direct or indirect competition with the business of the Company as currently conducted and as proposed to be conducted as of the Closing Date to, or call upon for the purpose of soliciting or selling products or services in direct or indirect competition with the business of the Company as currently conducted and as proposed to be conducted as of the Closing Date to, any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Buyer, the Company or any of the Buyer’s Affiliates; or

(d) without in any manner limiting the ability of such Seller to exercise any and all rights, benefits and privileges under this Agreement and the additional agreements contemplated hereby, publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of the Buyer, the Company or any of the Buyer’s Affiliates, or in any way adversely affecting or otherwise maligning the reputation of the Buyer, the Company or any of the Buyer’s Affiliates.

The Parties intend that the covenants contained in this Section 10.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 10.1.

10.2 Confidentiality.

(a) Each Seller and each of their respective Affiliates, (i) shall treat and hold as confidential all information concerning this Agreement and the business and affairs of the Company, the Buyer and the Buyer’s Affiliates that is not already generally available to the public (the “Confidential Information”), (ii) shall not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement and as authorized by the Buyer or the Company, and (iii) shall deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. Each Seller hereby acknowledges that such Confidential Information constitutes proprietary and trade secret information of the Buyer or the Company, as the case may be.

(b) In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or other Government Authority or any official or agency thereof, such Seller may disclose the Confidential Information thereto; provided, however, that such Seller shall use his commercially reasonable efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

10.3 Damages. Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this Article X, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates for which it would have no other adequate remedy, each Seller agrees that the foregoing covenant may be enforced by the Buyer in the event of breach or threatened breach by such Seller, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders or other equitable remedies.

10.4 Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this Article X impose a reasonable restraint on the applicable Seller in light of the activities and business of the Buyer, the Company and the Buyer’s Affiliates on the date of the execution of this Agreement and the current plans of the Buyer and its Affiliates; but it is also the intent of the Parties that such covenants be construed and enforced in accordance with the changing activities and business of the Buyer and its Affiliates throughout the term of this covenant.

10.5 Independent Covenant. Each of the covenants in this Article X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of any such covenant. It is understood by the Parties that the covenants contained in this Article X have no independent value, but are essential elements of this Agreement and that, but for the agreement of the Sellers to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. In the event that the Buyer seeks a remedy with respect to Damages for any breach of this Article X, the absence of any portion of the Purchase Price allocated by the Parties to the foregoing covenants shall not be considered a measure of or a limit on such Damages. Each Seller and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer. Each Seller hereby agrees that all covenants contained in this Article X are material, reasonable and valid and waive all defenses to the strict enforcement hereof by the Buyer. The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this Article X shall not be affected by any breach of any other provision of this Agreement by any Party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

ARTICLE XI

TERMINATION

11.1 Termination.

(a) This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i) by the Sellers’ Representative if there has been a material misrepresentation or a material default or breach by the Buyer with respect to its representations in this Agreement or in any ancillary document or the due and timely performance by the Buyer of any of the Buyer’s covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within twenty (20) days after receipt by the Buyer of notice specifying particularly such misrepresentation, default or breach;

(ii) by the Buyer if there has been a material misrepresentation or a material default or breach by any Seller Party with respect to any of their respective representations in this Agreement or in any ancillary document or the due and timely performance by any Seller Party of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within twenty (20) days after receipt by the Company of notice specifying particularly such misrepresentation, default or breach;

(iii) by mutual written agreement of the Sellers’ Representative and the Buyer;

(iv) by either the Company or the Buyer if the Closing shall not have occurred on or before the ninetieth (90th) day after the date hereof; provided, however, that the Party seeking to terminate this Agreement shall not because of its (and in the case of the Company, the Seller’s) breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred;

(v) by the Buyer if there shall have occurred (i) an effect, event or change involving the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Company and the Buyer as a whole after giving effect to the transactions contemplated hereby or (ii) any resignation or termination of employment (or indications of an intention or plan to resign) by a material number of Company Employees; or

(vi) by the Sellers’ Representative, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Government Authority which would make the consummation of the transactions illegal.

(b) In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Stock Purchase shall be abandoned; (ii) the provisions of Section 10.2, this Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE XII

MISCELLANEOUS

12.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that no Party may make an assignment of this Agreement or any interest herein without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, this Agreement or any of the severable rights or obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to an Affiliate or successor, in whole or in part, without the prior written consent of the other Parties, provided that such assignment shall not release the Buyer from its obligations hereunder. Any purported assignment not permitted hereby shall be void and of no force or effect.

12.2 Governing Law; Jurisdiction; Venue. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of law rules and principles) of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Subject to the provisions of Section 9.5, where applicable, (i) each Party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby; (ii) each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such legal proceeding in such a court, (b) any claim that any such legal proceeding brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such legal proceeding; (iii) to the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such legal proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein; and (iv) each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any legal proceeding.

12.3 Specific Performance. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements (including, without limitation, monetary Damages), each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

12.4 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. The preceding sentence is in addition to and not in place of the severability provisions in Article X.

12.5 Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer and the Sellers’ Representative.

12.6 Waiver. Either the Buyer, on the one hand, or any Seller Party, on the other hand, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the Seller Parties or the Buyer, as applicable, (ii) waive any inaccuracies in the representations and warranties of the Seller Parties or the Buyer, as applicable, contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the Seller Parties or the Buyer, as applicable, contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

12.7 Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, upon delivery or refusal of delivery; (ii) if mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; (iii) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery; or (iv) on the date the delivering party receives confirmation, if delivered by facsimile. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a) If to the Buyer or (subsequent to the Closing) the Company:

ManTech International Corporation
12015 Lee Jackson Highway Fairfax, Virginia 22033
Attention:	Office of General Counsel
Facsimile:	(703) 218-8296

with a copy to:

Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900 McLean, Virginia 22102-4865
Attention:	Kevin J. Lavin, Esq.
Facsimile:	(703) 720-7399

(b) If to any Seller, the Sellers’ Representative or (prior to the Closing) the Company:

Michael Gualario
43 Rivers Edge Drive Colts Neck, New Jersey 07722 with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street Newark, New Jersey 07102
Attention:	Howard Kailes, Esq.
Facsimile:	(973) 624-7070

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

12.8 Expenses. Except as otherwise expressly provided herein, all costs and expenses of the Company and any Seller (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred prior to Closing by the Company or at any time by any Seller in connection with the transactions contemplated hereby shall be borne by the Sellers to the extent not paid by the Company before the Closing, and all costs and expenses of the Buyer (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer. The Sellers’ Representative may direct the Buyer to satisfy any of the Sellers’ obligations under this Section 12.8 at the Closing pursuant to the flow of funds memorandum referred to in Section 1.4(b), in which case the Closing Payment shall be reduced by a corresponding amount.

12.9 Complete Agreement. All references contained herein to schedules shall be deemed to refer to the schedules to the Disclosure Memorandum. This Agreement, those documents expressly referred to herein, including all appendices and exhibits hereto, and such schedules, and the other documents of even date herewith, together with the Exclusivity Letter Agreement, dated as of October 16, 2009, between the Buyer and the Company (which shall terminate automatically at the Closing), embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof.

12.10 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, employee or partner of any Party hereto or any other Person.

12.11 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto, but according to the application of the rules of interpretation of contracts.

12.12 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representations or statements made by any other Party as to such Tax and securities consequences.

12.13 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

12.14 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

[Signatures appear on the following page]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

BUYER:

MANTECH INTERNATIONAL CORPORATION

By:	/s/ George J. Pedersen
Name:	George J. Pedersen
Title:	Chairman & CEO

COMPANY:

SENSOR TECHNOLOGIES INCORPORATED

By:	/s/ Michael Gualario
Name:	Michael Gualario
Title:	President & CEO

SELLERS:

/s/ Michael Gualario
MICHAEL GUALARIO, both in his individual capacity and as Sellers’ Representative

/s/ Carney Napolitano
CARNEY NAPOLITANO

MICHAEL GUALARIO 2009 LONG-TERM TRUST

By:	/s/ Nancy Jane Gualario
Name:	Nancy Jane Gualario
Title:	Trustee

By:	/s/ Andrea Clearie
Name:	Andrea Clearie
Title:	Trustee

APPENDIX A

DEFINED TERMS

(1) “Accounting Firm” means an accounting firm of national reputation mutually satisfactory to the Buyer and the Sellers’ Representative. In the event the Buyer and the Sellers’ Representative cannot agree on such a mutually acceptable accounting firm, then the Buyer’s and the Company’s regular outside accounting firms shall jointly select an Accounting Firm.

(2) “Active Employees” has the meaning given to such term in Section 6.8.

(3) “Affiliate” means as to any Party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, from and after the Closing, the Buyer’s Affiliates shall include, without limitation, the Company.

(4) “Agreement” has the meaning given to such term in the Preamble.

(5) “Balance Sheet” means the unaudited balance sheet of the Company at September 30, 2009.

(6) “Balance Sheet Date” means the date of the Balance Sheet.

(7) “Benefit Plan” has the meaning given to such term in Section 3.8(a).

(8) “Books and Records” means all of the Company’s customer or subscriber lists and records, accounts and billing records, minute books, capitalization charts and ledgers, detailed property records, equipment records, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, and personnel records (where applicable) and all other documents, computer data and records owned or controlled by the Company relating to the Company.

(9) “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day which banks in New York, New York are permitted or required to be closed.

(10) “Buyer” has the meaning given to such term in the Preamble.

(11) “Buyer Fundamental Representations” has the meaning given to such term in Section 9.2.

(12) “Buyer Group Plan” has the meaning given to such term in Section 6.8(e).

(13) “Buyer Indemnified Parties” has the meaning given to such term in Section 9.1(a).

(14) “Buyer Prepared Returns” has the meaning given to such term in Section 6.6(b)(ii).

(15) “Cash” means all cash on hand or in bank accounts, cash equivalents and short-term investments.

(16) “Claim Notice” has the meaning given to such term in Section 9.4(a).

(17) “Claim Response” has the meaning given to such term in Section 9.4(a).

(18) “Closing” means the closing of the transactions contemplated by this Agreement.

(19) “Closing Adjustment” has the meaning given to such term in Section 1.4(c).

(20) “Closing Date” means the date on which the Closing occurs.

(21) “Closing Payment” has the meaning given to such term in Section 1.2.

(22) “Closing Working Capital” means the book value of the total current assets of the Company (including Cash, but excluding Tax assets except to the extent reflecting advance payment of current Taxes against the amount of current Tax liabilities) less the book value of the total current liabilities of the Company (excluding Indebtedness for Borrowed Money and Transaction Costs, in each case to the extent it reduces the Closing Payment pursuant to Section 1.4), in each case determined as of 11:59 p.m. on the Closing Date in accordance with GAAP and Schedule 1.4.

(23) “Closing Working Capital Statement” has the meaning given to such term in Section 1.4(c).

(24) “Code” means the Internal Revenue Code of 1986, as amended.

(25) “Company” has the meaning given to such term in the Preamble.

(26) “Company Common Stock” means (i) the Series A Voting Common Stock, zero par value per share, of the Company and (ii) the Series A Non-Voting Common Stock, zero par value per share, of the Company.

(27) “Company Employees” has the meaning given to such term in Section 3.9(a)(i).

(28) “Company Intellectual Property Rights” means the Intellectual Property Rights used or proposed to be used in, necessary for or related to the conduct of the business of the Company as currently conducted and proposed to be conducted.

(29) “Company Options” means any options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem securities of the Company.

(30) “Company Option Plan” has the meaning given to such term in Section 3.4(c).

(31) “Company Welfare and Retirement Plan” has the meaning given to such term in Section 6.8(c).

(32) “Conceded Claim” has the meaning given to such term in Section 9.4(a).

(33) “Confidential Information” has the meaning given to such term in Section 10.2(a).

(34) “Continued Employees” has the meaning given to such term in Section 6.8.

(35) “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale orders, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of its assets or property is bound, including any and all amendments, waivers or other changes thereto.

(36) “Current Government Contracts” has the meaning given to such term in Section 3.14(a).

(37) “Damages” means all Liabilities, losses, claims, damages, punitive and incidental damages (solely to the extent asserted and recovered by a third party), causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages), diminution in value and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description).

(38) “DCAA” has the meaning given to such term in Section 3.14(k).

(39) “Direct Costs” has the meaning given to such term in 48 C.F.R. § 2.101.

(40) “Disclosure Memorandum” shall mean that certain Disclosure Memorandum dated this date and executed by the Parties.

(41) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including without limitation, with respect to the shares of Company Common Stock, any preemptive right, right of first refusal, put, call or other restriction on transfer).

(42) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

(43) “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1251 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 121 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.

(44) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(45) “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company under Section 414 of the Code or Section 4001(b)(1) of ERISA.

(46) “Escrow Agent” has the meaning given to such term in Section 1.3.

(47) “Escrow Agreement” has the meaning given to such term in Section 1.3.

(48) “Escrow Amount” has the meaning given to such term in Section 1.3.

(49) “Escrow Funds” means the Escrow Amount, plus the amount of any interest, dividends and other income resulting from the investment of the Escrow Amount and earnings thereon and proceeds thereof.

(50) “Escrow Termination Date” shall be the earlier of the (i) the date that is eighteen (18) months after the Closing Date or (ii) the date on which the Escrow Amount has been fully distributed pursuant to Section 9.4(b).

(51) “Estimated Adjustment” has the meaning given to such term in Section 1.4(a).

(52) “Estimated Working Capital” means the estimated book value of the total current assets of the Company (including Cash, but excluding Tax assets except to the extent reflecting advance payment of current Taxes against the amount of current Tax liabilities) less the estimated book value of the total current liabilities of the Company (excluding Indebtedness for Borrowed Money and Transaction Costs, in each case to the extent it reduces the Closing Payment pursuant to Section 1.4), in each case determined as of 11:59 p.m. on the Closing Date in accordance with GAAP and Schedule 1.4, as set forth on the Estimated Working Capital Statement.

(53) “Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the sum of the Estimated Working Capital Statement plus the amount of Cash retained by the Company pursuant to Section 1.5.

(54) “Estimated Working Capital Statement” means a statement setting forth in reasonable detail (i) the Estimated Working Capital and (ii) an estimate of the amount of the Company’s (A) Indebtedness for Borrowed Money and (b) Transaction Costs, in each case prepared as of 11:59 p.m. on the Closing Date in accordance with GAAP.

(55) “Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

(56) “Executive Employment Agreement” has the meaning given to such term in Section 1.6.

(57) “Facilities” has the meaning given to such term in Section 3.11(a).

(58) “FAR Ethics Rules” has the meaning given to such term in Section 3.14(aa).

(59) “Financial Statements” means the Year-End Financials and the Interim Financials.

(60) “FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

(61) “FLSA” has the meaning given to such term in Section 3.9(c).

(62) “Former Employees” has the meaning given to such term in Section 6.8.

(63) “GAAP” means U.S. generally accepted accounting principles, consistently applied in accordance with the Company’s past practices.

(64) “Government Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

(65) “Government Contract” means any Contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between the Company and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company has agreed to provide goods or services to a prime contractor, to the Government Authority or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired.

(66) “Government Contract Bids” has the meaning given to such term in Section 3.14(a).

(67) “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(68) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(69) “Inactive Employees” has the meaning given to such term in Section 6.8.

(70) “Indebtedness for Borrowed Money” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) any deficit balance in Cash, (iii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (iv) all obligations of such Person issued or assumed for deferred purchase price payments, (v) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vii) all cash settlement obligations arising from the termination of interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (x) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness for Borrowed Money and (xi) any guaranty of any Indebtedness for Borrowed Money of any other Person.

(71) “Indemnification Threshold” has the meaning given to such term in Section 9.3(a).

(72) “Indemnified Party” means any Person entitled to seek indemnification pursuant to this Agreement.

(73) “Indemnifying Party” means any Person against whom indemnification may be sought pursuant to this Agreement.

(74) “Indirect Costs” has the meaning given to such term in 48 C.F.R. § 2.101.

(75) “Intellectual Property Rights” means all (i) patents, patent applications (including provisional applications, continuations and continuations-in-part) and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights, (viii) “technical data” as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

(76) “Interim Financials” means the Balance Sheet and the unaudited statements of income, cash flows and retained earnings of the Company for the nine (9) month period ended September 30, 2009.

(77) “IRS” means the Internal Revenue Service or any successor agency thereto.

(78) “IRS Form 8883” has the meaning given to such term in Section 6.6(i).

(79) “Knowledge of the Company” or “the Company’s Knowledge” means, with respect to a particular fact or matter, (i) the actual knowledge of such fact or matter of any Seller Party, any member of the board of directors of the Company, or any executive officer of the Company or management level employees of the Company listed on Schedule 1.1(b), and (ii) such knowledge of such fact or matter as any such Persons would reasonably be expected to discover or otherwise become aware of in the ordinary course of performing his or her respective responsibilities.

(80) “Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

(81) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(82) “Material Adverse Effect” with respect to any Person means any effect, event, change or matter which individually or in the aggregate, has, or could reasonably be expected to have, or give rise to, a material adverse effect on, or material adverse change to, (i) the assets, business, condition (financial or otherwise), operating results, properties, Liabilities, reserves, working capital or earnings of such Person other than any effect, event, change or matter, in each case which is reasonably attributable to: (a) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general in the markets in which such Person conducts its business, except to the extent materially and disproportionately affecting such Person in an adverse manner; (b) events, effects or circumstances to the extent specifically disclosed in such Person’s disclosure schedules (provided such disclosures are materially correct); (c) the announcement or pendancy of the Stock Purchase or (d) any action taken or omitted to be taken by such Person with the other Party’s express written consent or any action taken or omitted to be taken by such Person in compliance with the terms of this Agreement or (ii) the right or ability of such Person to consummate the transactions contemplated hereby.

(83) “Material Contract” means each Contract of the Company in effect as of the date of this Agreement to which the Company is a party or which affects the Company, its business or its assets, in each case other than a Government Contract, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which could require aggregate payments by or to the Company, or involve an unperformed commitment or services having a value, in excess of $150,000; (iii) pursuant to which the Company has made or will make loans or advances outside of the ordinary course of business, or has incurred or will incur Indebtedness for Borrowed Money, or has become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing having a value in excess of $150,000; (v) involving a material partnership, joint venture or other material cooperative undertaking, other than a Government Contract; (vi) involving restrictions relating to the Company or its business with respect to the geographical area of operations or scope or type of business of the Company or the Company’s right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company; (viii) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement and the value thereof exceeds $150,000; (ix) which provides for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets (whether tangible or intangible) or the capital stock of another Person; (x) which cannot be terminated without penalty or payment on less than ninety (90) days’ notice and the value thereof exceeds $150,000; (xi) which is an employment, consulting or professional advisor agreement providing for compensation in excess of $150,000 per annum; (xii) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or the securities of any other Person; or (xiii) which is material to the Company and is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.

(84) “Materiality Basket” has the meaning set forth in Section 9.3(a).

(85) “Option Holder” means the holder of any Company Options.

(86) “Option Payout Agreement” has the meaning given to such term in Section 6.13.

(87) “Ownership Percentage” means, with respect to a Seller, means the percentage that the Shares owned by such Seller immediately prior to the Closing bear to the total number of Shares outstanding at such time.

(88) “Party” and “Parties” have the meaning given to such terms in the Preamble.

(89) “Payoff Letters” means payoff letters from each holder of the Company’s Indebtedness for Borrowed Money listed on Schedule 7.7(c) evidencing the aggregate amount of Indebtedness for Borrowed Money payable to each such holder as of the Closing.

(90) “Permitted Encumbrances” means (a) Encumbrances disclosed in the Financial Statements; (b) liens for Taxes not yet due and payable or being contested in good faith; (c) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) encumbrances consisting of zoning or planning restrictions, and easements and other restrictions or limitations on the use of real property of record; (e) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, utility deposits and other obligations of like nature arising in the ordinary course of business; (f) mechanics’, workers’, landlords’, materialmen’s or other like encumbrances arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith; and (g) other Encumbrances which would not materially detract from the value of, or materially impair the use of, the subject property by the Company.

(91) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.

(92) “Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

(93) “Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Government Authority or arbitrator.

(94) “Product” means any software (including software provided for use as a service), hardware, firmware or other product now or within the past four (4) years offered for sale or license by the Company, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware, firmware or other product.

(95) “Purchase Price” has the meaning given to such term in Section 1.2.

(96) “Related Party” means any Seller Party, any Affiliate of any Seller Party, any officer, director or shareholder of any of the foregoing, and any spouse, parent, sibling or lineal descendant of any Seller or any entity in which any such Person owns any material beneficial interest.

(97) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

(98) “Representatives”, with respect to any Person, means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).

(99) “Response Period” has the meaning given to such term in Section 9.4(a).

(100) “Second Request” means a Request for Additional Information and Documentary Material delivered by a Governmental Authority in connection with a notification made pursuant to the HSR Act.

(101) “Section 338(h)(10) Elections” has the meaning given to such term in Section 6.6(h).

(102) “Seller” and “Sellers” have the meaning given to such terms in the Preamble.

(103) “Seller Fundamental Representations” has the meaning given to such term in Section 9.2.

(104) “Seller Indemnified Parties” has the meaning given to such term in Section 9.1(b).

(105) “Seller Party” and “Seller Parties” have the meaning given to such terms in the Preamble.

(106) “Seller Prepared Returns” has the meaning given to such term in Section 6.6(b)(i).

(107) “Sellers’ Representative” has the meaning given to such term in Section 9.7(a).

(108) “Shares” means all of the issued and outstanding shares of the capital stock of the Company.

(109) “Stock Purchase” has the meaning given to such term in the Recitals.

(110) “Target Working Capital” means $5,000,000.

(111) “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge of any kind whatsoever imposed by a Government Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

(112) “Taxing Authority” means any Government Authority responsible for the assessment, determination, collection or administration of any Tax.

(113) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Government Authority, including any schedule or attachment thereto, and including any amendment thereof.

(114) “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company on Schedule 3.18(b).

(115) “Transaction Costs” means the amount necessary to satisfy (x) any Liability for severance or other compensation provided or payable to employees or consultants of the Company arising out of or in connection with the transactions contemplated by this Agreement and, in each case, any employee withholding Taxes and any employer payroll Taxes thereon, and (y) any final bills rendered by any accounting, legal and investment banking advisors to the Company in connection with the transactions contemplated by this Agreement, with such final bills to be delivered to the Company no later than one Business Day prior to Closing.

(116) “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

(117) “Trust Seller” means the Michael Gualario 2009 Long-Term Trust.

(118) “Unliquidated Damages” means any Damages resulting from or arising out of any claim subject to Section 9.4(d) to the extent such Damages are not liquidated.

(119) “Unresolved Claim” has the meaning given to such term in Section 9.4(a).

(120) “WARN” means the Work Adjustment and Retraining Notification Act, as amended.

(121) “Year-End Financials” means the audited balance sheets of the Company and the audited statements of income, cash flows and retained earnings of the Company at and for the fiscal years ended December 31, 2006, 2007, and 2008.